Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

AMONG

LF USA INC.

as Buyer

and

OXFORD INDUSTRIES, INC.

PIEDMONT APPAREL CORP.

TOMMY BAHAMA INTERNATIONAL, PTE. LTD.

and

OXFORD PRODUCTS (INTERNATIONAL) LIMITED

as Sellers

DATED AS OF November 22, 2010

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Table of Contents

		Page

Section 9.12	Incorporation of Exhibits and Schedules	49
Section 9.13	Execution in Counterparts	49
Section 9.14	Termination	49
Section 9.15	Specific Performance	49
Section 9.16	Bulk Sales Laws	50

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EXHIBITS

EXHIBIT A — Management Related Parties
EXHIBIT B - Form of Ben Sherman License Agreement
EXHIBIT C - Form of Billy London License Agreement
EXHIBIT D — Treatment of Certain Leases
EXHIBIT E - Form of Escrow Agreement
EXHIBIT F - Excluded Business
EXHIBIT G - Excluded Contracts
EXHIBIT H - Warehouses
EXHIBIT I - Knowledge Persons
EXHIBIT J - Form of Non-Competition Agreement
EXHIBIT K - Form of OXM License Agreement
EXHIBIT L - Required Consents
EXHIBIT M - Seller Subsidiaries
EXHIBIT N - Form of Services Agreement
EXHIBIT O - Form of Tommy Bahama License Agreement
EXHIBIT P - List of Leased Locations
EXHIBIT Q - Additional Business Assets
EXHIBIT R - Form of Bill of Sale, Assignment and Assumption Agreement
EXHIBIT S - Form of Legal Opinion of Sellers’ Counsel
EXHIBIT T - Form of Legal Opinion of Buyer’s Counsel
EXHIBIT U - Additional Excluded Assets
EXHIBIT V — Retained Liabilities

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), is executed November 22, 2010, by and among LF USA INC., a Delaware corporation (“Buyer”), and OXFORD INDUSTRIES, INC., a Georgia corporation (“OXM”), PIEDMONT APPAREL CORP., a Delaware corporation (“PAC”), TOMMY BAHAMA INTERNATIONAL, PTE. LTD., a company organized under the laws of the Republic of Singapore (“TBI”) and OXFORD PRODUCTS (INTERNATIONAL) LIMITED, a company organized under the laws of Hong Kong (“OPIL”), and together with OXM, PAC, and TBI (the “Sellers”).  Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.            Sellers, through their “Oxford Apparel” operating group, presently conduct the business of designing, marketing, importing, distributing and selling branded and private label dress shirts, suited separates, sports shirts, casual slacks, outerwear, sweaters, jeans, swimwear and westernwear, as the “Oxford Apparel” operating group is defined under the caption “Operating Groups” in OXM’s fiscal year 2009 Annual Report to its shareholders (in any event, excluding the Excluded Business) (such business of the Oxford Apparel operating group, excluding the Excluded Business, being hereinafter referred to as the “Business”).

B.            Sellers desire to sell and assign to Buyer, and/or cause to be sold and assigned to Buyer by the Seller Subsidiaries, and Buyer desires to purchase, and/or cause to be purchased by one or more Buyer Affiliates, from Sellers or a Seller Subsidiary, as appropriate, the Business Assets and Buyer desires to assume, and/or cause one or more Buyer Affiliates to assume, the Assumed Liabilities, subject to all of the terms and conditions hereof.

Now, therefore, in consideration of the premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or other tribunal.

“Acquired Personal Property” has the meaning set forth in Section 2.1(a)(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 6.9(d).

“Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreement, the Services Agreement, the 555 South Victory Drive Lease, the Tommy Bahama License Agreement, the Ben Sherman License Agreement, the Billy London License Agreement and the OXM License Agreement.

“Antitrust Authorities” has the meaning set forth in Section 6.3.

“Assumed Liabilities” has the meaning set forth in Section 2.1(b).

“Ben Sherman License Agreement” means the license agreement, dated as of the Closing Date, between Ben Sherman Group Limited, a company incorporated under the laws of Northern Ireland, and Buyer, in the form attached hereto as Exhibit B.

“Bill of Sale” has the meaning set forth in Section 3.2(b).

“Billy London License Agreement” means the license agreement, dated as of the Closing Date, between OXM and Buyer, in the form attached hereto as Exhibit C.

“Books and Records” means books and records Related to the Business in whatever form, including without limitation invoices, credit records, payroll, personnel, tax (other than Income Tax) and accounting books, files and all customer lists and records in any form (and all software related to such customer records, to the extent transferable), whether of past or present customers or potential future customers, supplier lists and records, price lists, purchasing materials and records, manufacturing, maintenance and quality control records and procedures, warranty and service records, accounts payable records and files, litigation files, manuals, standard operating procedures, correspondence, and confidential or proprietary information, in any case, to the extent Related to the Business, but excluding any books and records of the Business to the extent related to any Excluded Assets or Retained Liabilities.

“Business” has the meaning set forth in paragraph A of the Recitals.

“Business Assets” has the meaning set forth in Section 2.1(a).

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required to close in the State of New York.

“Business Employees” has the meaning set forth in Section 6.6.

“Business Intellectual Property” means the Intellectual Property owned by, used by, or licensed to any Seller or a Seller Subsidiary Related to the Business in any jurisdiction worldwide.

“Business Property” has the meaning set forth in Section 4.3(b).

“Business Working Capital” means for the Business the sum of the current assets included in the Business Assets, less any current liabilities included in the Assumed Liabilities as of the close of business on the day immediately preceding the Closing Date, calculated in accordance with Schedule 2.4(a).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Affiliates” has the meaning set forth in Section 2.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer’s Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Cap” has the meaning set forth in Section 8.5(a).

“Claim” has the meaning set forth in Section 4.12.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and unless otherwise indicated, references to the “Code” hereunder shall also include the applicable Treasury Regulations.

“Consents” has the meaning set forth in Section 4.2.

“Contracts” means all purchase orders, sales orders, sales representation agreements, agency agreements, manufacturer agreements, license agreements, employment and consulting agreements, confidentiality agreements and other contracts, in each case Related to the Business, to which any Seller or a Seller Subsidiary is a party, but excluding (a) the Leases and Employee Benefit Plans, (b) this Agreement, (c) the Ancillary Agreements, (d) the Excluded Contracts, and (e) any other agreements entered or to be entered into in connection with the transactions contemplated hereby.

“Effective Date” has the meaning set forth in Section 6.6.

“Employees” has the meaning set forth in Section 4.11(a).

“Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), including any and all pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement, policy or understanding (including, without limitation, each ERISA Plan), contributed to or sponsored by a Seller for purposes of providing benefits to any current or former employee, officer or director of the Business.

“Environmental Laws” means any Law, Permit or Judgment issued or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to environment or to the management, Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.4(d)(v).

“Environmental Reports” has the meaning set forth in Section 4.4(d)(viii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” has the meaning set forth in Section 3(3) of ERISA with respect to any Employee Benefit Plan maintained or contributed to by Seller or any Seller Subsidiary that currently covers employees of the Business and is subject to ERISA.

“Escrow Agent” means SunTrust Bank, a national banking association organized under the laws of the United States of America.

“Escrow Agreement” means that certain Escrow Agreement among Buyer, OXM and the Escrow Agent, in the form attached hereto as Exhibit E.

“Escrow Amount” has the meaning set forth in Section 2.3.

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is less than the Required Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital is greater than the Required Working Capital.

“Excluded Assets” means all of Sellers’ and the Seller Subsidiaries’ rights and interests in and to the following assets:  (a) cash, cash equivalents, marketable securities, bank accounts, investment accounts, safe deposit boxes and the like; (b) accounts and notes receivable; (c) the articles of incorporation, bylaws, minute books, stock transfer ledgers and other books and records relating to the formation or organization of any Seller or any Seller Subsidiary; (d) to the extent not included as a current asset in the Final Business Working Capital, prepayments, deposits, credits or refunds of Taxes, and all Tax Returns, taxpayer identification numbers and Tax records; (e) this Agreement, the Ancillary Agreements and any other agreements entered or to be entered into in connection with the transactions contemplated hereby; (f) Employee Benefit Plans; (g) to the extent not included as a current asset in the Final Business Working Capital, insurance proceeds that relate to any Retained Liabilities or other Excluded Assets; (h) to the extent not included as a current asset in the Final Business Working Capital, counterclaims against any Person that has asserted or hereafter asserts a claim against any Seller or a Seller Subsidiary, unless such claim is included in the Assumed Liabilities and except to the extent such counterclaim relates to the Business Assets; (i) to the extent not included as a current asset in the Final Business Working Capital, all rights, claims or causes of action against third parties relating to the Retained Liabilities; (j) to the extent not included as a current asset in the Final Business Working Capital, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of any Seller or a Seller Subsidiary relating to any Retained Liabilities or other Excluded Assets; (k) the current assets, rights and properties expressly excluded from the Final Business Working

Capital; (l) the assets, rights and properties to the extent related to the Excluded Business, (m) Goods-In-Transit; (n) the goodwill associated with the trade name, “Oxford” and the trade name “Oxford Apparel”; (o) the assets, rights and properties set forth on Exhibit U; (p) the Excluded Contracts; (q) right and title to the Owned Real Property; and (r) all books, records and information pertaining to the foregoing Excluded Assets.

“Excluded Business” means those businesses and operations described on Exhibit F.

“Excluded Contracts” means all contracts of the Sellers that are listed on Exhibit G.

“Expert” has the meaning set forth in Section 2.4(b).

“Filing” has the meaning set forth in Section 4.2.

“Final Business Working Capital” has the meaning set forth in Section 2.4(c).

“Financial Statements” means the balance sheet of the Business as of January 30, 2010, and the income statement of the Business for the twelve-month period ended January 30, 2010.

“FTC” has the meaning set forth in Section 6.3.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Goods-In-Transit” means (A) all goods ordered or purchased by the Business for which, as of the Closing Date, shipping bookings have been made and which goods have not (i) been received by a distribution center of OXM, (ii) been received by one of the warehouses listed on Exhibit H or (iii) delivered to a customer of the Business (or a customer’s freight forwarder) and (B) all outstanding purchase orders, purchase memos and similar contracts, commitments and undertakings to purchase goods on the Closing Date Related to the Business that do not constitute Goods-In-Transit under the foregoing clause (A) and that constitute a Non-Transferred Business Asset.

“Governmental Entity” means any court, administrative agency or commission or any federal, state, local or foreign governmental entity or municipality or subdivision thereof.

“Hazardous Materials” means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and (2) any other wastes, materials, chemicals or substances regulated or defined as hazardous pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

“HSR Filings” has the meaning set forth in Section 6.3.

“Income Tax” means any United States or foreign federal, state or local Taxes imposed on net income, including any interest, penalty, or addition thereto.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all of the following:  (A) inventions (whether or not patentable and whether or not reduced to practice), patents, and applications for patent; (B) trademarks, service marks, trade dress, brands, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof and all goodwill associated therewith; (C) works of authorship, drawings, designs, copyrightable works and registrations and applications thereof; (D) computer software, including source code and object code, data, databases and documentation; (E) trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (F) all tangible embodiments of each of the foregoing (in whatever form and media); and (G) all other proprietary rights relating to any of the foregoing.

“Judgment” means any judgment, order or decree of a Governmental Entity.

“Knowledge” means, with regard to any Seller, the actual knowledge, after due inquiry, of those persons listed on Exhibit I.

“Laws” means any applicable statute, law (including common law), ordinance, rule or regulation, enacted, promulgated or imposed by any Governmental Entity.

“Leased Real Property” means the real property leased by Seller or a Seller Subsidiary pursuant to the leases listed on Schedule 4.3(a) and used in the Business.

“Leases” means all of the leases and subleases of the Leased Real Property Related to the Business.

“License Agreements” has the meaning set forth in Section 4.6(b).

“Lien” means lien, claim, restriction upon transfer, option, charge, security interest or other encumbrance.

“LLC Interest” means the 66 2/3% membership interest held by PAC in Patch Licensing LLC, a Delaware limited liability company.

“Loan Documents” means (i) the Second Amended and Restated Credit Agreement by and among OXM and Tommy Bahama Group, Inc., as borrowers, Suntrust Bank as administrative agent, Bank of America, N.A. as syndication agent, and those certain guarantors, lenders and issuing banks party thereto, dated August 15, 2008, (ii) the Second

Amended and Restated Pledge and Security Agreement by and among OXM, Tommy Bahama Group, Inc., and the other grantors party thereto, and Suntrust Bank, as administrative agent, dated June 30, 2009, and (iii) the Trademark Security Agreement by and among OXM, Tommy Bahama Group, Inc., and the other grantors party thereto, and Suntrust Bank, as administrative agent, dated June 30, 2009.

“Losses” has the meaning set forth in Section 8.7.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect or change on (a) the business, financial condition or results of operations, of the Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement, except, in any case, any such effect or change resulting from or arising in connection with (x) the compliance by Sellers with the terms of Section 6.2, or (y) the announcement of this Agreement or the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 4.7.

“Material Customers” means Costco, Sears, Men’s Wearhouse, Target and Walmart.

“Non-Competition Agreement” means the Non-Competition Agreement, dated as of the Closing Date, to be entered into by Buyer and Sellers in the form attached hereto as Exhibit J.

“Non-Transferred Business Asset” has the meaning set forth in Section 6.12(a).

“Note Documents” means (i) the Indenture among OXM, the guarantors party thereto, and U.S. Bank National Association, as trustee, relating to the issuance of $150,000 aggregate principal amount of 11.375% Senior Secured Notes due 2015, dated June 30, 2009, and the notes issued pursuant thereto, (ii) the Security Agreement among OXM, Tommy Bahama Group, Inc., and the other grantors party thereto, and U.S. Bank National Association, as collateral agent, dated June 30, 2009, (iii) the Patent Security Agreement among OXM, Tommy Bahama Group, Inc., and the other grantors party thereto, and U.S. Bank National Association, as collateral agent, dated June 30, 2009, and (iv) the Trademark Security Agreement among OXM, Tommy Bahama Group, Inc., and the other grantors party thereto, and U.S. Bank National Association, as collateral agent, dated June 30, 2009.

“OPIL” has the meaning set forth in the preamble.

“Overseas Business Employees” has the meaning set forth in Section 6.6.

“Owned Real Property” means the real property listed on Schedule 4.3(a), including all improvements and structures thereon and fixtures and appurtenances thereto.

“OXM” has the meaning set forth in the preamble.

“OXM License Agreement” means the license agreement, dated as of the Closing Date, between OXM and Buyer, in the form attached hereto as Exhibit K.

“PAC” has the meaning set forth in the preamble.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Permits” means the permits, licenses, certificates, orders, consents, authorizations, franchises and other approvals from, or required by, any Governmental Entity that are used by or necessary to operate the Business.

“Permitted Liens” means any (a) Liens in respect of Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business which are not overdue; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties which are contracts entered into in connection with the Business; (d) imperfections of title or Liens affecting any assets of the Business that are de minimis with respect to the value or use of such asset by Buyer; (e) statutory Liens of landlords with respect to Leased Real Property; and (f) with respect to Owned Real Property and Leased Real Property, (x) easements, licenses, covenants, rights-of-way and other similar restrictions of record, (y) any conditions that may be shown by survey or title report (including, with respect to Owned Real Property, the title reports obtained by Buyer in connection with the transactions contemplated by this Agreement), and (z) zoning, building and other similar restrictions, so long as none of (x), (y) or (z) secure any monetary obligations or materially affect the marketability of the property subject thereto or materially interfere with the use of such real property substantially as currently used in the Business.

“Person” means a natural person, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity.

“Preliminary Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price” has the meaning set forth in Section 2.2.

“Related Parties” has the meaning set forth in Section 4.13.

“Related to the Business” means owned by Sellers or any Seller Subsidiary and relating exclusively to the Business; provided, that “Related to the Business” excludes the assets, liabilities, operations and employees primarily related to the corporate services (accounting, human resources, legal, information technology, etc.) furnished to such operations by Sellers or any Seller Subsidiary, none of which assets or liabilities shall be included in the calculation of the Business Working Capital.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emptying, escape or emanation of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface and subsurface strata) or within any building, structure, facility or fixture.

“Required Consents” means the consents of the third parties set forth on Exhibit L.

“Required Working Capital” means Thirty Six Million, One Hundred Thirty-Four Thousand Dollars (US$36,134,000).

“Retained Liabilities” has the meaning set forth in Section 2.1(c).

“Retained Product Liability Obligations” means all Losses arising under product liability claims, whether founded upon negligence, strict liability, theories of design defect or failure to warn and/or any other legal theory, seeking compensation or recovery for or relating to personal injury or property damage caused or allegedly caused by any Business products which are either sold by the Business on or prior to the Closing Date or are included as finished goods in inventory of the Business on the Closing Date and are sold by the Business without any modification thereto following the Closing Date.

“Sellers” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedules” has the meaning set forth in Article IV.

“Seller Indemnified Parties” has the meaning set forth in Section 8.1.

“Seller Subsidiaries” means all direct and indirect subsidiaries of OXM, other than TBI, PAC and OPIL, that own any Business Assets, as set forth on Exhibit M.

“Sellers’ Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Services Agreement” means the Services Agreement, dated as of the Closing Date, between OXM and OPIL, on the one hand, and Buyer, or a Buyer Affiliate, on the other hand, in the form attached hereto as Exhibit N.

“Short Taxable Year” has the meaning set forth in Section 6.9(e).

“Tax Authority” means any local, municipal, governmental, state, federal, or fiscal revenue or customs or excise authority, body or agency, in the United States or elsewhere having the power or authority in relation to Taxes or Taxation.

“Tax Returns” means any Tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns required or permitted to be filed with any Tax Authority in relation to Taxes).

“Taxes” or “Taxation” means any and all taxes imposed by a Governmental Authority, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, customs duties, estimated, severance, stamp, occupation, property or other taxes of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax, in each case, Relating to the Business and/or the Business Assets.

“TBI” has the meaning set forth in the preamble.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Threshold” has the meaning set forth in Section 8.5(a).

“Tommy Bahama License Agreement” means the license agreement, dated as of the Closing Date, between Tommy Bahama Group, Inc., a Delaware corporation, and Buyer, in the form attached hereto as Exhibit O.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. Business Employees” has the meaning set forth in Section 6.6.

“Working Capital Dispute Notice” has the meaning set forth in Section 2.4(a).

ARTICLE II
PURCHASE AND SALE OF BUSINESS ASSETS

Section 2.1             Purchase of Business Assets; Certain Liabilities.

(a)           Subject to the terms and conditions hereof, Sellers shall sell, assign, transfer and deliver or cause to be sold, assigned, transferred and delivered to Buyer (or, at Buyer’s election, to one or more Affiliates of Buyer (the “Buyer Affiliates”), and Buyer shall (or shall cause such Buyer Affiliates to) purchase, pay for and accept from Sellers or from one of the Seller Subsidiaries, as appropriate, all of the assets Related to the Business, as a going concern, together with all of the properties, rights, interests, and goodwill of Sellers and the Seller Subsidiaries associated therewith, tangible and intangible, real, personal and mixed, wherever located, whether now existing or hereafter acquired and Related to the Business, to the extent of their respective ownership interests as the same exist on the Closing Date (except, in any case, for the Excluded Assets), which, together with such assets, properties, interest and rights are herein collectively referred to as the “Business Assets.”  The sale, assignment, transfer and delivery of the Business Assets shall be free and clear of all Liens, except for Permitted Liens.  Subject to the terms and conditions hereof, and except for the Excluded Assets, the Business Assets shall include, as the same exist on the Closing Date, all of Sellers’ and the Seller Subsidiaries’ rights, title and interest in and to:

(i)                                     All personal property, including without limitation machinery, equipment, furniture, office equipment and supplies, computer hardware, communications and peripheral equipment, tools, dies and product tooling, and all maintenance records and other documents relating thereto, that are Related to the Business (the “Acquired Personal Property”);

(ii)                                  The LLC Interest;

(iii)                               All inventories and supplies, including raw materials, goods on consignment owned by a Seller or a Seller Subsidiary, work in process and finished goods inventory that are Related to the Business, excluding goods that constitute Goods-In-Transit;

(iv)          Subject to Section 6.12 (Non-Transferability), all pending customer purchase orders Related to the Business;

(v)           Subject to Section 6.12 (Non-Transferability), the Business Intellectual Property;

(vi)          Any and all insurance claims and rights with respect to injury, damage or loss occurring on or prior to the Closing Date under all current and past insurance policies and contracts of Sellers or the Seller Subsidiaries and proceeds thereof, to the extent (i) assignable and relating to an Assumed Liability and to the extent not attributable either to retrospectively rated policies or policies underwritten or reinsured by Sellers or (ii) reflected as an asset included in the Final Business Working Capital;

(vii)         (A) All rights of Sellers and Seller Subsidiaries under the Contracts, and (B) all rights of Sellers and Seller Subsidiaries under the Leases referred to on Exhibit D; provided, however, that this Section 2.1(a)(vii) and any assignment or proposed assignment of the Contracts and Leases shall be subject to Section 6.12 and Exhibit D;

(viii)        All Books and Records or copies thereof;

(ix)           All rights and interests under or pursuant to all warranties and guarantees of or made by suppliers of the Business to the extent related to the Business Assets or the Assumed Liabilities or that are otherwise Related to the Business (except, in any case, to the extent related to Retained Liabilities);

(x)            Any and all claims (other than insurance claims which are covered by Section 2.1(a)(vi), but including counterclaims, cross claims and other claims in the nature of indemnification or contribution) and rights against other Persons to the extent relating to any Business Assets (except to the extent such claims or rights relate to Retained Liabilities) or Assumed Liabilities;

(xi)           All prepaid and similar items, including without limitation all prepaid expenses, deferred charges, deposits, rebates and discounts from vendors and advance payments, but in any case, only to the extent included in the Final Business Working Capital and to the extent Related to the Business;

(xii)          All patterns and samples Related to the Business;

(xiii)         All brochures, photographs, display materials, media materials, supplies, marketing and sales literature (including catalogs) that are Related to the Business;

(xiv)        The Permits that are Related to the Business; provided, however, that this Section 2.1(a)(xiv) and any transfer or proposed transfer of any of such Permits shall be subject to Section 6.12;

(xv)         The goodwill and going concern value and other intangible assets, if any, of the Business, other than goodwill associated with the trade name “Oxford,” which shall inure to the benefit of OXM;

(xvi)        To the extent assignable, all of Sellers’ vendor identification numbers, and company prefixes issued by the Uniform Commercial Council, Inc., or GSI-US and any analogous foreign entity regarding international product codes (e.g. the EAN and JAN) to Sellers and any bar codes containing any such prefixes that identify Sellers or any of Sellers’ inventory, all to the extent Related to the Business; and

(xvii)       The assets, properties, interest and rights with respect to the items listed on Exhibit Q.

Notwithstanding anything to the contrary, as a result of the transactions contemplated hereby and other than as contemplated pursuant to the Ancillary Agreements, neither Buyer nor any Buyer Affiliate shall acquire a direct or indirect interest in the Excluded Assets or the Excluded Business or any properties, rights, or interests of Sellers or any Seller Subsidiary other than the Business Assets.  For purposes of clarity, the Business Assets do not include the Excluded Contracts.

(b)           On the Closing Date, Buyer shall, or shall cause one or more of the Buyer Affiliates to, assume and/or agree to pay, perform and discharge as and when due (i) all liabilities and obligations reflected in the Final Business Working Capital, and (ii) those liabilities and obligations to be performed by any Seller or a Seller Subsidiary from and after the Closing Date under Contracts and Leases (other than to the extent such liabilities and obligations are a result of a Sellers’ or a Seller Subsidiary’s breach, prior to the Closing, of the provisions of such Contract or Lease) (collectively, the “Assumed Liabilities”) (it being understood that to the extent a Buyer Affiliate assumes and/or agrees to pay, perform and discharge any Assumed Liabilities, Buyer shall be responsible for (to the extent not performed by such Buyer Affiliate), and shall guarantee, such Buyer Affiliate’s performance thereof).

(c)           Notwithstanding anything herein to the contrary, each Seller agrees that it shall retain or cause to be retained, and acknowledges that Buyer and the Buyer Affiliates have not agreed to pay, shall not assume and shall not have any liability or obligation with respect to any liabilities or obligations of any Seller or Seller Subsidiaries other than the Assumed Liabilities, including without limitation (i) liabilities or obligations of Sellers under Employee Benefit Plans for occurrences prior to the Closing Date; (ii) liabilities or obligations of Sellers relating to claims of any employee of Sellers or a Seller Subsidiary for wrongful discharge, sexual or other harassment, discrimination, equal opportunity, unfair labor practice for occurrences relating to such employee’s employment with Sellers or a Seller Subsidiary prior to the Closing Date; (iii) severance obligations for Retained Employees; (iv) liabilities or obligations of Sellers for fees and expenses with respect to this Agreement or any of the transactions contemplated hereunder including, without limitation, legal and accounting fees which by the terms of this Agreement are to be paid by Sellers; (v) liabilities or obligations of Sellers under any indemnity, defense or hold harmless provision or agreement entered into by Sellers prior to the Closing under which Sellers have an indemnity, defense or hold harmless obligation to a third party to the extent arising from occurrences prior to the Closing Date; (vi) Retained Product Liability Obligations; (vii) all liabilities for severance pay and other separation benefits arising under an Employee Benefit Plan or any other arrangement with respect to the Business Employees that arise out of (A) the purchase and sale of the Business, or (B) the events occurring before the Closing Date; (viii) except as otherwise provided in this Agreement, all other liabilities arising out of the employment of any Business Employees with respect to the period prior to the Closing Date; (ix) except as otherwise provided in this Agreement, all liabilities and obligations relating to current and former employees of the Business (and their respective dependents) who are not listed or described on Schedule 6.6; and (x) liabilities or obligations set forth on Exhibit V (the “Retained Liabilities”).

Section 2.2             Purchase Price.  In consideration of Sellers’ sale and delivery of the Business Assets, Buyer shall, subject to the terms and conditions of this Agreement, pay to Sellers a purchase price equal to One Hundred Twenty One Million, Seven Hundred Twenty-Eight Thousand Dollars (US$121,728,000) (as adjusted pursuant to Sections 2.3 and 2.4, the “Purchase Price”).

Section 2.3             Closing Date Payments.  On the Closing Date, (a) Buyer shall pay to Sellers an amount equal to (i) ninety-five percent (95.0%) of (ii) the Purchase Price plus (I) the Estimated Working Capital Surplus, if any, and minus (II) the Estimated Working Capital Deficit, if any (the amount calculated pursuant to this clause 2.3(a)(ii), the “Preliminary Purchase Price”), and (b) Buyer shall deposit an amount equal to five percent (5.0%) of the Preliminary Purchase Price (the “Escrow Amount”) with the Escrow Agent, to be held in escrow in a separate account pursuant to the terms of the Escrow Agreement and to be payable to Sellers and/or Buyer in accordance with Section 2.4.

Section 2.4             Working Capital Adjustment.

(a)           Sellers will deliver to Buyer, not later than three (3) Business Days prior to the Closing Date, a statement (the “Sellers’ Working Capital Statement”) containing an estimate of the Business Working Capital (the “Estimated Working Capital”).  Not later than ninety (90) calendar days after the Closing Date, Buyer will provide Sellers with a statement of Buyer’s calculation of the actual Business Working Capital (the “Buyer’s Working Capital Statement”).  The Sellers’ Working Capital Statement and the Buyer’s Working Capital Statement will be calculated in accordance with the methodology set forth on Schedule 2.4(a).  Buyer may conduct a physical inventory count of the inventory of the Business as of the Closing Date and Sellers’ representatives shall cooperate with and be entitled to participate in any such physical inventory count.  If Sellers disagree with Buyer’s calculation of the Business Working Capital as set forth in Buyer’s

Working Capital Statement, Sellers may provide written notice to Buyer disputing such calculations or lack thereof (a “Working Capital Dispute Notice”), which Working Capital Dispute Notice shall specify the nature of the disagreement to the extent practicable.  If Sellers do not provide a Working Capital Dispute Notice within thirty (30) calendar days after delivery of Buyer’s Working Capital Statement, then such statement shall be deemed accepted by Sellers, and the Business Working Capital as reflected on the Buyer’s Working Capital Statement shall be deemed final, and no longer subject to review or contest by Sellers in the absence of fraud or manifest error.

(b)           If a Working Capital Dispute Notice is timely delivered to Buyer by Sellers, then, during the thirty (30) calendar day period following delivery of the Working Capital Dispute Notice, Buyer and Sellers shall attempt to resolve all disagreements and to agree upon the calculation of the Business Working Capital.  In the event the Parties are unable to agree upon the calculation of the Business Working Capital within thirty (30) calendar days after delivery of the Working Capital Dispute Notice, either Buyer or Sellers may refer the dispute to the New York City office of Deloitte LLP or such other independent firm of certified public accountants of international repute as Buyer and Sellers may agree (the “Expert”).  The Expert is to be instructed to make a decision on the dispute and notify Buyer and Sellers of its decision within 20 Business Days of receiving the reference or such longer reasonable period as the Expert may determine.  For purposes of this Section 2.4(b), (x) the Expert shall act as an expert and not an arbitrator, and (y) Sellers and Buyer shall each promptly prepare a written statement solely on the items in dispute which, together with all relevant documents, shall be submitted to the Expert and to the other Party, and provide to the Expert all such information as the Expert shall reasonably request.  The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties.  Buyer and Sellers each shall pay one-half of the fees and expenses of the Expert.

(c)           The Business Working Capital as finally determined pursuant to this Section 2.4 shall be the final Business Working Capital, and reflected in Buyer’s Working Capital Statement as adjusted or agreed to by Sellers (the “Final Business Working Capital”).  No later than five (5) Business Days after determination of the Final Business Working Capital:

(i)            if the Final Business Working Capital is equal to or greater than the Estimated Working Capital, within five (5) Business days of final determination of the Final Business Working Capital, Buyer shall pay Sellers the amount, if any, by which the Final Business Working Capital exceeds the Estimated Working Capital, and Buyer and Sellers shall cause the Escrow Agent to promptly pay the Escrow Amount to Sellers pursuant to the terms of the Escrow Agreement.

(ii)           if the Final Business Working Capital is less than the Estimated Working Capital, then, within five (5) Business Days of final determination of the Final Business Working Capital, Buyer and Sellers shall cause the Escrow Agent to promptly pay to Sellers the Escrow Amount less the amount by which the Estimated Working Capital exceeds the Final Business Working

Capital and pay the balance of the Escrow Amount to the Buyer; provided, however, that if the Escrow Amount is less than the amount by which the Estimated Working Capital exceeds the Final Business Working Capital, (x) Buyer and Sellers shall cause the Escrow Agent to promptly pay the Escrow Amount to the Buyer, and (y) Sellers shall, no later than five (5) Business Days after determination of the Final Business Working Capital, pay to Buyer the amount by which the Estimated Working Capital exceeds the Final Business Working Capital, less the Escrow Amount.

(iii)          All interest earned on the Escrow Amount shall be payable to the Sellers pursuant to the terms of the Escrow Agreement.

Section 2.5             Claims Receivables.  With respect to claims receivable of the Business outstanding on the Closing Date or claims receivable of Sellers arising on or after the Closing Date and relating to Goods-in-Transit, owed from vendors to the Business, that are not otherwise included as Business Assets, to the extent that any such receivables are collected, received or recovered, directly or indirectly, by Buyer or any of its Affiliates (including without limitation, from direct payment from such vendor or deduction or offset of amounts that otherwise would be paid to the vendor by Buyer or any of its Affiliates) Buyer shall, within ten (10) Business Days following any such collection, receipt or recovery, deliver to Sellers the full amount of such receivables so collected, received or recovered.  To the extent that any such claims receivables are not collected, received or recovered by a Seller or a Seller Subsidiary (or otherwise collected, received or recovered by Buyer or a Buyer Affiliate and delivered to a Seller in accordance with the preceding sentence) on or prior to the 90th day following the Closing Date, Sellers shall have the right, and the Seller Subsidiaries (as the case may be) shall have the right, to assign to Buyer (or a Buyer Affiliate) all of their rights, properties and interests in and to all such receivables upon written notice of assignment to Buyer.  Following such assignment, Buyer shall, and shall cause its Affiliates (as the case may be) to, (i) use its or their (as the case may be) commercially reasonable best efforts to collect, receive or recover (including without limitation, from direct payment from such vendor or deduction or offset of amounts that otherwise would be paid to the vendor by Buyer or any of its Affiliates) any receivables assigned in accordance with the preceding sentence, and (ii) within ten (10) Business Days following any such collection, receipt or recovery, deliver to Seller the full amount of such receivables so collected, received or recovered, net of the sum of (x) collection costs reasonably paid by Buyer to a third party collection services provider in respect of such receivables collected, received or recovered, plus (y) 5.0% of the amount of such receivables collected, received or recovered as an administrative cost.  The Parties agree and acknowledge that any amounts collected from a vendor in respect of claims receivables (including without limitation, from direct payment from such vendor or deduction or offset of amounts that otherwise would be paid to the vendor) shall be applied against claims receivables of Sellers and Buyer from such vendor in the order in which they were incurred.

ARTICLE III
CLOSING

Section 3.1             Closing; Closing Date.  The closing of the purchase and sale of the Business Assets (the “Closing”) shall be held at the offices of Salans LLP, 620 Fifth Avenue,

New York, New York 10020, at 10:00 a.m. on the later of (a) December 31, 2010 or (b) the third Business Day following the satisfaction or waiver of the conditions to Closing in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time and/or on such other date as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).  The Closing shall be deemed effective at 11:59 p.m. Eastern time on the Closing Date.

Section 3.2             Items to be Delivered at the Closing by Sellers.  On the Closing Date, Sellers shall deliver or cause to be delivered to Buyer:

(a)           duly executed transfers in favor of Buyer or its nominee of the LLC Interest, accompanied by duly executed assignment documents,

(b)           an executed Bill of Sale, Assignment and Assumption Agreement, substantially in the form annexed hereto as Exhibit R (the “Bill of Sale”),

(c)           certificates of good standing or certificates of existence for each Seller and the Seller Subsidiaries,

(d)           the executed Non-Competition Agreement,

(e)           the Required Consents,

(f)            the executed Services Agreement,

(g)           the executed OXM License Agreement,

(h)           the executed Ben Sherman License Agreement,

(i)            the executed Tommy Bahama License Agreement,

(j)            the executed Billy London License Agreement,

(k)           the executed Escrow Agreement,

(l)            subject to Section 6.12, assignment of the Leases referred to on Exhibit D, executed by the applicable Seller,

(m)          a certificate of the corporate secretary of each Seller with respect to certain corporate matters and attaching thereto a true, correct and complete copy of the resolutions of the Board of Directors of each Seller authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Seller is a party, and the transactions contemplated hereby and thereby,

(n)           a certificate from each Seller indicating that (i) the representations and warranties of such Seller contained in Article IV hereof are true and correct in all material respects as of the Closing Date, and (ii) such Seller and the Seller Subsidiaries have performed and complied in all material respects with all of their covenants through the Closing,

(o)           the Books and Records (to the extent located, on the Closing Date, at the locations listed on Exhibit P and, to the extent not already provided, or, at each Sellers’ option, each Seller shall provide copies of or access to such Books and Records), the other Books and Records and the books of account, ledgers and order books Related to the Business, together with a list of outstanding purchase orders, Goods-In-Transit, and letters of credit outstanding,

(p)           the legal opinion of Sellers’ legal counsel in the form attached hereto as Exhibit S, and

(q)           all other documents required to be entered into or delivered by Sellers or a Seller Subsidiary at or prior to the Closing pursuant hereto.

Section 3.3             Items to be Delivered at the Closing by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent the Escrow Amount and shall deliver or cause to be delivered to Seller:

(a)           payment of the Preliminary Purchase Price (less the Escrow Amount) in immediately available funds,

(b)           the executed Bill of Sale,

(c)           the executed Services Agreement,

(d)           the executed OXM License Agreement,

(e)           the executed Ben Sherman License Agreement,

(f)            the executed Billy London License Agreement,

(i)            the executed Tommy Bahama License Agreement,

(g)           the executed Non-Competition Agreement,

(h)           the executed Escrow Agreement,

(i)            subject to Section 6.12, assignment of the Leases referred to on Exhibit D, executed by Buyer,

(j)            a certificate of the corporate secretary of Buyer with respect to certain corporate matters and attaching thereto a true, correct and complete copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby,

(k)           a certificate from Buyer indicating that (i) the representations and warranties of Buyer contained in Article V hereof are true and correct in all material respects as of the Closing Date, and (ii) Buyer has performed and complied in all material respects with all of its covenants hereunder through the Closing,

(l)            the legal opinion of Buyer’s counsel in the form attached hereto as Exhibit T, and

(m)          all other documents required to be entered into or delivered by Buyer or a Buyer Affiliate at or prior to the Closing pursuant hereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth in the disclosure schedules which have been delivered by Sellers to Buyer at or prior to the execution of this Agreement (the “Seller Disclosure Schedules”), each Seller, jointly and severally, represents and warrants to Buyer, each of which is true and correct on the date hereof (except for such representations and warranties which are made as of a specific date which are true and correct as of such date), as follows:

Section 4.1             Organization, Authority, Binding Obligation of Sellers.  Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of the Sellers and the Seller Subsidiaries has all requisite power and authority, corporate and otherwise, to carry on the Business as it is now being conducted, to enter into, execute, deliver and perform the respective obligations of each of them under this Agreement and, as of the Closing Date, the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller and any Seller Subsidiary of this Agreement and any Ancillary Agreements to which each is a party have been duly authorized by all necessary corporate action of each of them.  This Agreement and, as of the Closing Date, each of the Ancillary Agreements to which each Seller or any Seller Subsidiary is a party, has been duly executed and delivered by each Seller or such Seller Subsidiary, and upon execution and delivery by the other parties thereto, each constitutes a valid and binding obligation of each Seller or Seller Subsidiary, as applicable, enforceable in accordance with its respective terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.2             No Conflicts; Consents.  Except as required under the HSR Act, no consent, or Permit of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by Seller is required for or in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby.  Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement by Sellers does not, and the consummation by Seller of the transactions contemplated hereby will not, (i) violate any provision of the organizational or governing documents of any Seller, (ii) subject to obtaining the Consents and the Permits and/or Filings referred to in this Section 4.2, conflict with or violate in any material respect any law applicable to Sellers or any permit or order of any Governmental Entity currently in effect with respect to the Business, (iii) violate any provision of any Material Contract or by its terms expressly grant to the other party thereto the right to terminate a Material Contract directly as a result of the sale of the Business by Sellers and the Seller Subsidiaries, or (iv) result in the imposition of any Lien (other than Permitted Liens) on any Business Assets pursuant to, any mortgage, lease, Permit, Contract, instrument, law, order, arbitration award or Judgment to which any Seller is bound, except in the case of clauses (ii), (iii), and (iv) as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000.  Schedule 4.2 sets forth all third party consents required under Material Contracts and any other Contracts required in connection with the consummation of the transactions contemplated by this Agreement, except in the case of non-Material Contracts, as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000 (the “Consents”).

Section 4.3             Business Property; Personal Property.

(a)           Schedule 4.3(a) sets forth a complete list as of the date of this Agreement of (i) the Owned Real Property and the Leased Real Property, and (ii) all Leases, including with respect to each Leased Real Property (x) the name and date of each amendment or supplementing document or assignment constituting part of the applicable Lease and (y) the location of the Leased Real Property.  OXM has delivered to Buyer a true and complete copy of each written Lease.

(b)           Except as set forth in Schedule 4.3(b), the applicable Seller or a Seller Subsidiary has good and marketable title to each leasehold estate in each Leased Real Property (the Leased Real Property being sometimes referred to herein, individually, as the “Business Property”), in each case free and clear of all Liens other than Permitted Liens.

(c)           As of the date of this Agreement, the rental amounts set forth in each Lease represent the actual rent being paid, and there are no separate agreements or understandings amending or modifying such rental amounts.

(d)           Schedule 4.3(d) sets forth a complete list as of the date of this Agreement of all Contracts (and all amendments, extensions and modifications thereto) to which each Seller or a Seller Subsidiary is a party that contains an unperformed obligation of such Seller or Seller Subsidiary to purchase or acquire any interest in real property Related to the Business.

(e)           To the Knowledge of Sellers, there are no violations by any landlord of any peaceful and quiet possession covenant contained in the Leases.

(f)            Except as set forth in Schedule 4.3(f), the Business Properties constitute all of the real property leased by any Seller or a Seller Subsidiary and Related to the Business.

(g)           Except as set forth in Schedule 4.3(g), all the machinery and equipment included in the Acquired Personal Property conform in all material respects to all applicable ordinances, regulations, and zoning laws.

Section 4.4             Compliance.  Except as set forth on Schedule 4.4:

(a)           During the past five (5) years, Sellers and the Seller Subsidiaries have complied in all material respects with all applicable statutes, laws and regulations of any Governmental Entity in respect of the conduct of the Business.  During the past five (5) years, each Seller and each of the Seller Subsidiaries is operating and has operated the Business and the Leased Real Property in compliance in all material respects with all applicable statutes, laws and regulations of any applicable Governmental Entity.  As of the date hereof, neither any Seller nor any Seller Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that such Seller or such Seller Subsidiary is not in compliance in all material respects with any applicable statute, law and regulation of any Governmental Entity in the conduct of the Business and which has not been resolved in all respects.

(b)           Sellers and the Seller Subsidiaries have all necessary Permits required by any Governmental Entity to conduct the Business as currently conducted, including, but not limited to, those required pursuant to Environmental Laws, and are in compliance in all material respects with the terms thereof.  No violations of such Permits currently exist, and no material violations have been reported to any Seller in writing in respect of such Permits within the last three years.

(c)           During the past five (5) years, each Seller has complied, in all material respects, with all applicable statutes, laws and regulations with respect to the conduct of the Business relating to the importation of merchandise into the United States.  Each Sellers’ origin declarations with respect to the conduct of the Business are, and during the past five (5) years have been accurate in all material respects and based on the exercise of reasonable care.  As of the date hereof, no Seller has received any written, or to the Knowledge of Sellers, oral, communication with respect to the conduct of the Business during the past five (5) years from United States Customs and Border Protection, or its predecessor, the United States Customs Service, that:  (i) alleges that any Seller is not in compliance with any applicable statute, law and regulations; (ii) excludes merchandise; or (iii) asserts that any Seller owes additional duties, liquidated damages, penalties, or fees.

(d)           For purposes of this Section 4.4(d), Sellers and the Seller Subsidiaries shall be deemed to include any predecessor by merger or consolidation and any persons from which any Seller or any Seller Subsidiary has assumed liabilities under Environmental Laws in connection with the Business by contract or operation of Law.

(i)            Each Seller and each Seller Subsidiary is operating and during the past five (5) years has operated the Business and the Business Property in compliance in all material respects with all Environmental Laws.

(ii)           Within the past five (5) years, neither any Seller nor any Seller Subsidiary has received a written notice, demand, claim, request for information, or to the Knowledge of Sellers, any other notice or claim in connection with the Business indicating that any Seller or any Seller Subsidiary is in material violation of, or is potentially materially liable under, any Environmental Law with respect to the conduct of the Business, the substance of which communication has not been materially resolved.

(iii)          There is no material civil, criminal, or administrative claim, notice of violation or proceeding pending, nor any material Judgment issued, against any Seller or any Seller Subsidiary with respect to the Business, nor to the Knowledge of Sellers, threatened against the foregoing, in each case (i) relating in any way to Environmental Law and (ii) which has not been resolved in all material respects.

(iv)          No Hazardous Materials exist on, under or within any Leased Real Property that has given, or is reasonably expected, under reasonable and prudent business practices, to give rise to liability of any Seller or any Seller Subsidiary under any Environmental Law, except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000.  During the past five (5) years, no Hazardous Materials have been treated or Released by any Seller or any Seller Subsidiary in the conduct or operation of the Business (i) in quantities requiring investigation or cleanup pursuant to applicable Environmental Law or (ii) in a manner that is reasonably likely to form the basis of material liability under Environmental Law.  During the past five (5) years, no Hazardous Materials have been Released by any Seller or any Seller Subsidiary in the conduct or operation of the Business at any offsite location, including any storage, treatment or disposal facility (i) in quantities requiring investigation or cleanup pursuant to applicable Environmental Law or (ii) in a manner that is reasonably likely to form the basis of material liability under Environmental Law.  No cleanup has occurred at any Business Property that is reasonably likely to result in the assertion or creation of a Lien (other than Permitted Liens) on such property by any Governmental Entity with respect thereto, nor has any such assertion of a Lien been made in writing by any Governmental Entity.

(v)           Sellers and the Seller Subsidiaries possess or have applied for all Permits required under Environmental Law necessary to conduct the Business as currently conducted and lease the Leased Real Property (“Environmental Permits”) except those Permits the failure of which to possess would not reasonably be expected to require payment by or result in a loss to the Business of more than $25,000.  All such Environmental Permits which have been issued to the applicable entity are validly held, and the applicable entity has complied in all material respects with all terms and conditions thereof.  Within the past five (5) years, no Seller or Seller

Subsidiary has received written notice of any proceeding relating to modification, revocation or non-renewal of any Environmental Permit as a result of the execution and delivery of this Agreement or transactions contemplated by this Agreement.  Schedule 4.4(d) of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all Environmental Permits.

(vi)          Except as set forth on Schedule 4.4(d), to the Knowledge of the Sellers, there are no underground storage tanks located on any of the Leased Real Property.

(vii)         There is not at, on or in any Business Property any friable asbestos-containing material, polychlorinated biphenyls, lead-based paint or toxic mold in amounts or concentrations which currently require, as conditions currently exist, remediation under applicable Environmental Law to prevent human health effects or damage to the Business Property, except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000.

(viii)        Seller has made available to Buyer copies of all environmental risk assessment or environmental compliance assessment reports generally referred to as “Phase I Reports” and other environmental reports, studies, assessments, and sampling data (“Environmental Reports”) in Sellers’ possession that have been issued since January 1, 2005 for or relating to the Business Property.

(e)           Except as set forth on Schedule 4.4(e), all products sold by Sellers within the past five (5) years comply in all material respects with the U.S. Consumer Product Safety Act, the Flammable Fabrics Act, the Hazardous Substances Act, and all regulations of the U.S. Consumer Product Safety Commission.

Section 4.5             Title to Assets; Sufficiency of Assets.

(a)           Except as set forth on Schedule 4.5, each Seller or each Seller Subsidiary has good title to, or a valid leasehold interest in, or right or license to use, the Business Assets and other tangible assets used or held for use in the operation or conduct of the Business or Related to the Business, in each case free of any Liens, other than Permitted Liens.

(b)           Except as set forth on Schedule 4.5, the Business Assets together with Buyer’s rights and interests under the Services Agreement and other agreements executed pursuant to the terms hereof constitute all of the assets, rights and/or interests which are used in, and are sufficient for, the operation of the Business as it is currently being conducted.

Section 4.6             Intellectual Property.

(a)           Schedule 4.6(a) contains an accurate and complete list of all patents and patent applications, trademark and service mark registrations and applications therefor, copyright registrations and applications therefor, and Internet domain name registrations included in the Business Intellectual Property in which a Seller or any Seller Subsidiary has an ownership interest.  Except as set forth on Schedule 4.6(a), a Seller or a Seller Subsidiary owns, is validly licensed to use, or otherwise has the right to use, all of the Business Intellectual Property.  There are no restrictions on the direct or indirect transfer of any contract, or any interest therein, held by any Seller or any Seller Subsidiary in respect of Business Intellectual Property, except as set forth on Schedule 4.6(a) or except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000.  Except as set forth in Schedule 4.6(a), or as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000, neither any Seller nor any Seller Subsidiary has received since July 1, 2007 any written, or to the Knowledge of Sellers, any oral notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to own, use or license such Business Intellectual Property and none of the Business Intellectual Property owned by any Seller or any Seller Subsidiary has been charged with Liens by Sellers and the Seller Subsidiaries or otherwise, other than (x) Liens released at the Closing and (y) Permitted Liens.  Except as set forth on Schedule 4.6(a), none of the Business Intellectual Property owned by a Seller or a Seller Subsidiary is subject to any pending or, to the Knowledge of Sellers, threatened claim, challenge or reversion with respect to ownership, validity, enforceability or use and, to the Knowledge of Sellers, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not create any right of termination, cancellation or reversion with respect thereto anywhere in the world.  Except as set forth on Schedule 4.6(a), none of the Business Intellectual Property that is owned by any Seller or any Seller Subsidiary is licensed to any person or entity or is the subject of any co-existence or consent agreement.  To the Knowledge of Sellers, use of the Business Intellectual Property does not infringe on, violate or misappropriate any Intellectual Property rights of any third party, and there is no claim for damages or any proceeding pending or threatened against any Seller or any Seller Subsidiary with respect thereto.  To the Knowledge of Sellers, no person is infringing or otherwise acting adversely with respect to any Sellers’ or any Seller Subsidiary’s rights under or in respect of any of the Business Intellectual Property owned by the Sellers or the Seller Subsidiaries as of the date hereof.

(b)           Schedule 4.6(b) lists all of the licenses, sublicenses and other agreements to which any Seller or any Seller Subsidiary is a licensee with respect to any Business Intellectual Property, or which any Seller or Seller Subsidiary has granted any Person the right to use the Business Intellectual Property and which, in each case, require payment by any party thereto of an amount greater than $1,000 per annum (the “License Agreements”).  Each License Agreement is in full force and effect in accordance with its terms, and each Seller or the Seller Subsidiary, as applicable, has performed all material obligations due and required to be performed by it under such License Agreement as of the date hereof and such Seller or such Seller Subsidiary is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, to the Knowledge of Seller, no other party to any such License

Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  There are no claims pending or, to the Knowledge of Seller, threatened, against any Seller or any Seller Subsidiary by any third party asserting that any of the Business Intellectual Property rights licensed to any Seller or any Seller Subsidiary under any License Agreement, or any proprietary designs developed by Seller or any Seller Subsidiary in connection with any License Agreement, infringes upon the Intellectual Property rights of such third party.  Schedule 4.6(b) identifies any License Agreement which requires a consent or other action in order (i) for Buyer to use and operate any item of Business Intellectual Property, and (ii) to consummate the transaction contemplated hereby.

Section 4.7             Contracts.  Except as described in Schedule 4.7 (all Contracts (other than the License Agreements), agreements, commitments and instruments required to be set forth on such Schedule 4.7 of the Seller Disclosure Schedules, collectively, the “Material Contracts”), neither any Seller nor any Seller Subsidiary is a party to or bound by any of the following Contracts (other than the License Agreements) with respect to the Business:

(a)           lease or contract under which the Business is a lessee of, or holds or uses, any machinery, equipment, vehicle or other personal property owned by a third party and pursuant to which any Seller or any Seller Subsidiary is obligated to spend more than $50,000 per annum;

(b)           contract for the future purchase of inventory, materials, supplies or equipment pursuant to which any Seller or any Seller Subsidiary is obligated to spend more than $25,000 per annum under any such contract other than in the usual and ordinary course of the Business;

(c)           contract under which any Seller or any Seller Subsidiary has borrowed or may borrow any money or issued or may issue any note, indenture or other evidence of indebtedness or directly or indirectly guaranteed liabilities or obligations of others (other than endorsements of checks for the purpose of collection in the ordinary course of business);

(d)           mortgage, pledge, security agreement, deed of trust or other document granting an encumbrance on any Sellers’ or any Seller Subsidiary’s assets;

(e)           management, service or consulting or other similar type of contract which involves payments by any Seller or any Seller Subsidiary in excess of $25,000 per annum;

(f)            operating agreements, design agreements, license agreements, or any contract, in any case, entered into with third parties in connection with any joint venture or other similar partnership arrangement Relating to the Business;

(g)           any agreements with vendors, suppliers or customers of the Business, except agreements (i) that are in substantially the form of a standard form contract with such vendors, suppliers or customers or (ii) relating to the purchase or sale of inventory in the ordinary course of business;

(h)           covenant not to compete or confidentiality agreement; or

(i)            any contract granting to any person first-refusal, first-offer or similar preferential right to purchase or acquire any asset or assets which are material to the Business.

Except as set forth in Schedule 4.7, each Material Contract is a valid and binding obligation of Sellers or the Seller Subsidiary party thereto and, to the Knowledge of Sellers, the other parties thereto and is in full force and effect in accordance with its terms.  Except as set forth on Schedule 4.7, each Seller and each Seller Subsidiary has performed all material obligations required to be performed by it to the date hereof under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Sellers, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  No Seller or Seller Subsidiary has received any notice of termination of any Material Contract to which it is a party.

Section 4.8             Financial Statements.

(a)           Attached hereto as Schedule 4.8(a) are the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout all periods presented.  The Financial Statements fairly represent in all material respects the financial position of the Business as of the dates set forth therein, and the results of operations of the Business and changes in financial position of the Business for the periods indicated, and are reconcilable to the books and records of the Business.

(b)           Except as set forth in Schedule 4.8(b), the Business has no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under GAAP, other than (i) liabilities which are reflected in the Financial Statements, or for the period after January 30, 2010, reflected in the books and records of Sellers and (ii) liabilities or obligations which arose in the ordinary course of business consistent with past practices since January 30, 2010.

(c)           Except as set forth in Schedule 4.8(c), since January 30, 2010 through the date hereof, there has not been, occurred or arisen with respect to the Business any:

(i)            capital expenditures or commitment by any Seller or any Seller Subsidiary exceeding $50,000, other than in the ordinary course of the Business;

(ii)           purchase of any real property or real property interest to be included as part of the Business Assets;

(iii)          destruction of, damage to or loss of any material assets, material business or material customer (whether or not covered by insurance);

(iv)          change in accounting methods or practices (including any change in depreciation or amortization policies or rates by Sellers);

(v)           revaluation by Sellers of the Business Assets;

(vi)          except for normal merit, or cost-of-living, or promotional increases to individual employees in accordance with past practices of any Seller or any Seller Subsidiary, increase in the rate of compensation for any employee of the Business or the entering or alteration of any employment, consulting, or managerial services agreement affecting the Business;

(vii)         the adoption or amendment of any Employee Benefit Plan affecting employees of the Business, other than amendments (i) that are required by Law or that are not applicable to employees of the Business, or (ii) which either (A) do not increase the cost, in the aggregate, of all such Employee Benefit Plans to the employer, or (B) have the prior consent of Buyer, which consent shall not be unreasonably withheld;

(viii)        hiring of any persons who, on or after February 1, 2010 were employees of, or part-time or full-time consultants to, the Business, other than persons listed on Schedule 4.8(c)(viii);

(ix)           the acceleration or delay of any sale of the products of the Business, except in the ordinary course of business;

(x)            agreement, contract, lease or commitment or any extension or modification of the terms thereof which involves the payment of greater than $50,000 per annum, or any intercompany obligations other than in the ordinary course of business and consistent with past practices;

(xi)           sale, lease, license or other disposition of any of the Business’ material assets or properties, or any creation of any security interest in such assets or properties except in the ordinary course of business consistent with past practices;

(xii)          amendment or termination of any Material Contract or License Agreement;

(xiii)         waiver or release of any right or claim in excess of $50,000;

(xiv)        Material Adverse Change;

(xv)         action taken by any Seller or any Seller Subsidiary that would violate Section 6.2 (Preservation of Business); or

(xvi)        agreement by any Seller or any Seller Subsidiary or any officer or employee thereof to do any of the things described in the preceding clauses (i) through (xv) (other than as contemplated hereby).

(d)           With respect to the Business, Sellers and the Seller Subsidiaries maintain accurate books and records reflecting in all material respects each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

Section 4.9             Disputes and Offsets.  Each of the Business’ customer purchase orders outstanding as of the date hereof or as of the Closing Date arose in the ordinary course of the Business and constitutes a bona fide customer purchase order.  Except as set forth on Schedule 4.9, as of the date hereof, none of the Business’ customer purchase orders is the subject of any written, or to the Knowledge of Sellers other, dispute, offset or claim by any customer, other than pursuant to the terms of such purchase order.

Section 4.10           Inventory.  All of the inventory Related to the Business consists of a quality, quantity and price usable and/or saleable in the ordinary course of the Business, net of applicable reserves.  To the Knowledge of Sellers, such inventory is related to a valid, bona fide customer order or a Seller’s replenishment program, or such inventory is otherwise being maintained in a manner consistent with past practice.  Other than with respect to Goods-In-Transit or as otherwise set forth on Schedule 4.10, all such inventory is located at facilities of the Business and has not been consigned to any third party.  All such inventory is recorded in accordance with GAAP applied at the lower of cost or market using the first-in first-out (FIFO) identification method.  All products of the Business have been produced in compliance with all “codes of conduct” of its licensors and customers, including any provisions thereof relating to labor practices of Sellers and the Seller Subsidiaries, their vendors or their contract manufacturers.  Sellers and the Seller Subsidiaries maintain reasonable commercial policies, practices and procedures with respect to the security and safeguard of inventory and other assets (including, with respect to employee and third party theft and other loss) of the Business and have not made any material changes to such policies, practices and procedures during the year prior to the date hereof.

Section 4.11           Employee and Related Matters:  ERISA.

(a)           Schedule 4.11(a) sets forth a true and correct list of all full and part-time employees of each Seller and Seller Subsidiary who are devoted primarily to the Business as of September 30, 2010; each of their respective positions, each of their respective hourly wage or salary or other cash compensation (including without limitation bonuses and other benefits), and the date used by Seller and Seller Subsidiary as the commencement of employment and for the vesting of benefits for each such Employee and the accrued vacation time for each such Employee (the “Employees”).  Neither Seller, Seller Subsidiary, nor any Employee is a party to any (i) employment or non-competition agreement; (ii) management, service, consulting or other similar type of contract which involve payments by such Seller or Seller Subsidiary in excess of $50,000 per annum; or (iii) plan, program, arrangement or contract that provides for the payment of (x) severance, termination or similar type compensation or benefits upon the termination or resignation of any Employee or consultant, or (y) compensation or benefits to any Employee which is directly or indirectly contingent on the retention of such Employee.

(b)           None of the Employees is covered by a collective bargaining agreement.  Except as set forth on Schedule 4.11(b), with respect to the Business Employees (i) each Seller and each Seller Subsidiary is in compliance in all material respects with all applicable laws respecting employment, employment practices and the workplace, including those pertaining to wages, hours, overtime, working conditions, collective bargaining, employment discrimination, immigration, work authorization, equal employment opportunity, occupational safety and health, worker’s compensation and unemployment compensation, employee privacy and right to know, (ii) there is no unfair labor practice complaint against any Seller or any Seller Subsidiary pending or, to the Knowledge of Seller, threatened before any Governmental Entity with respect to any Seller or any Seller Subsidiary, (iii) there are no discrimination charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any Governmental Entity or court of competent jurisdiction against any Seller or any Seller Subsidiary, and (iv) there is no labor strike, slowdown, stoppage or similar dispute pending or, to the Knowledge of Seller, threatened against any Seller or any Seller Subsidiary.  Other than routine claims for benefits under the Employee Benefit Plans, there are no claims of any Employee seeking legal recourse against Seller or Seller Subsidiary and, to the Knowledge of Sellers, there have been no threats of legal actions by any Employee or Governmental Entity.

(c)           Schedule 4.11(c) sets forth a list of all Employee Benefit Plans.  Sellers have made available to Buyer a true and complete copy of each Employee Benefit Plan (including without limitation all amendments thereto), and a true and complete copy of (i) each amendment thereto, (ii) a copy of each trust or other funding arrangement, (iii) the most recent summary plan description and summary of material modifications, and (iv) the most recently filed IRS Form 5500 for each Employee Benefit Plan, if any.

(d)           Except as set forth on Schedule 4.11(d), none of the Employee Benefit Plans is a plan that is or ever has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (a “defined benefit plan”).  None of the Employee Benefit Plans is (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or (iii) a plan maintained in connection with a trust described in Section 501(c)(g) of the Code.  Except as set forth on Schedule 4.11(d), (x) none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person, and (y) none of the Employee Benefit Plans provides for or promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of the Business other than obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(e)           Except as set forth on Schedule 4.11(e), each of the Employee Benefit Plans has been operated and administered, in all material respects, in accordance with its terms and applicable laws, including but not limited to, ERISA and the Code.  Except as set forth on Schedule 4.11(e), no legal action, suit or claim is pending or, to the

Knowledge of Seller, threatened, with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

(f)            The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan which is intended to be qualified or exempt from taxation within the meaning of Section 401(a), 401(k) or 501(a) of the Code and, to the Knowledge of Seller, no event, action or omission has occurred since the date of any such determination letter that would adversely affect such qualified status.

(g)           There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan which could give rise to a material liability imposed on any Seller or any Seller Subsidiary.  Sellers and Seller Subsidiaries have not incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to such material liability.  Sellers and Seller Subsidiaries have not incurred any material liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to such material liability.

(h)           Contributions, dividends, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(i)            Except as set forth on Schedule 4.11(i) or as required by applicable law, there has been no amendment to, written interpretation of or announcement (whether or not written) by any Seller or Seller Subsidiary relating to, or change in employee participation criteria or coverage criteria under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

(j)            Except as set forth on Schedule 4.11(j), no employee or former employee of any Seller or Seller Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) solely as a result of the transactions contemplated hereby.

(k)           Schedule 4.11(k) sets forth a list of all former employees of the Business whose employment was terminated since January 31, 2009 (either voluntarily by the employee or by any Seller or any Seller Subsidiary), and indicates whether any claims were made by such former employee in connection with such employee’s termination.  Each Seller has provided Buyer with a copy of all written settlement agreements, releases or other agreements executed by any such former employees in connection with the termination of their employment.

(l)            To the Knowledge of Seller, none of the Employees listed on Schedule 4.11(l) has terminated his or her employment with any Seller or any Seller Subsidiary, or has put any Seller or any Seller Subsidiary on notice of such Employee’s intent to terminate his or her employment as a result of the transactions contemplated by this Agreement on or prior to the Closing Date.

Section 4.12           Litigation.  Except as set forth in Schedule 4.12, there is no claim, counterclaim, action, suit, order, proceeding or investigation before any Governmental Entity or arbitrator (each a “Claim”) pending or, to the Knowledge of Sellers, threatened against any Seller or any Seller Subsidiary, or commenced by any Seller or any Seller Subsidiary against a third party, with respect to the Business.  No Seller or any Seller Subsidiary is subject to or in default under any Judgment with respect to the Business.

Section 4.13           Transactions with Related Parties.  Except as set forth on Schedule 4.13, no officer or director, nor any employee set forth on Exhibit A, of any Seller or any Seller Subsidiary, nor any of their respective spouses or immediate family members (collectively, the “Related Parties”), directly or indirectly owns, on an individual or joint basis, any material interest in, nor serves as an officer or director or in another similar capacity of, any competitor, distributor or supplier of the Business or any organization that has a contract or arrangement with any Seller or any Seller Subsidiary relating to the Business.  No Related Party has any ownership rights in and to the Business, except to the extent that a Related Party is a stockholder of OXM.

Section 4.14           Insurance.  Schedule 4.14 sets forth a list of all insurance policies currently in effect that insure the property and assets of the Business (the “Insurance Policies”), and summaries of all Insurance Policies have been made available to Buyer.  Except as set forth on Schedule 4.14, each Insurance Policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and no Seller or any Seller Subsidiary, as the case may be, has received any notice of cancellation, termination or default or denial of coverage in respect of any such Insurance Policy.  There is no claim by any Seller or any Seller Subsidiary pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies relating to the Business.  To the Knowledge of Sellers, there is no threatened termination of, or premium increase (other than premium increases in the ordinary course of business) with respect to, any of the Insurance Policies.

Section 4.15           Tax Matters.  Except as set forth on Schedule 4.15:

(a)           all Tax Returns required to have been filed by any Seller or any Seller Subsidiary have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, and all Taxes shown as owing on such Tax Returns have been paid or adequately accrued;

(b)           Patch Licensing LLC has not made any entity classification election to be treated other than as a partnership for federal income tax purposes;

(c)           neither Sellers nor any Seller Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d)           there are no outstanding Liens for Taxes upon the assets of any Seller or any Seller Subsidiary, other than for Taxes not yet due and payable;

(e)           Schedule 4.15(e) lists all federal, state, local, and non U.S. Tax Returns filed in respect of Patch Licensing LLC and any of its subsidiaries for taxable periods ended after August 10, 2006, and indicates those Tax Returns that have been audited, and those Tax Returns that currently are the subject of audit. There is no dispute or claim concerning any Tax liability of Patch Licensing LLC either (A) claimed or raised by any Tax Authority in writing or (B) to the Knowledge of Sellers based on personal contact with any agent of such authority;

(f)            no written claim for Taxation has been made within the prior six years by a Governmental Entity in a jurisdiction where any Seller or any Seller Subsidiary does not file Tax Returns that it is or may be subject to Taxation in that jurisdiction;

(g)           Sellers and the Seller Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party;

(h)           no Seller or Seller Subsidiary has entered into any “reportable transaction” described in Treasury Regulations Section 1.6011-4(b); and

(i)            To the Knowledge of Sellers, Sellers and the Seller Subsidiaries have complied in all material respects with all transfer pricing requirements with respect to the Business imposed by any applicable Governmental Entity, including, but not limited to, the use of an arm’s length or similar amount for related person charges, filing of returns, preparation of reports, and the maintenance of records and other documentation supporting any related person charge or other amount.  Sellers have provided Buyer with the most recent transfer pricing report and/or study with respect to the Business commissioned by Sellers.  In the last five (5) years, no Governmental Entity has proposed, asserted or otherwise discussed with Sellers or any Seller Subsidiary the possibility of a transfer pricing adjustment or failure to comply with any transfer pricing requirements with Sellers or any Seller Subsidiary with respect to the Business.

Section 4.16           Customers; Suppliers.

(a)           No Material Customer has cancelled, terminated or, to the Knowledge of Sellers, informed any Seller or any Seller Subsidiary that such customer intends to cancel or otherwise terminate its relationship with the Business.  To the Knowledge of Sellers, no Material Customer has affirmatively advised any Seller that such customer proposes to materially decrease its business with such Seller Relating to the Business, understanding, for purposes of this representation, that, except to the extent purchase orders have actually been placed with such Seller by a Material Customer, no Material Customer is obligated to purchase any goods, or do any business, with any Seller or any Seller Subsidiary.  For purposes of this Section 4.16(a), “materially decrease” shall mean to reduce purchases by a Material Customer during the 2010 calendar year to a level such that total purchases (expressed in dollars) by such customer during the 2010 calendar year would be in a dollar amount less than 75% of the total purchases (expressed in dollars) by such Material Customer during the 2009 calendar year.

(b)           To the Knowledge of Sellers, no key supplier of the Business is in default in any material respect in connection with any delivery of materials, products or services, which default has not been cured or is not otherwise in the process of being cured.

Section 4.17           Certain Payments.

(a)           Neither any Seller nor any Seller Subsidiary, nor, to the Knowledge of Sellers, any director, officer, agent, employee or other person associated with or acting on behalf of any Seller or any Seller Subsidiary has (i) provided, or arranged for the provision of, any unlawful contribution, unlawful gift, unlawful entertainment or other unlawful expense relating to any political party or official thereof or any candidate for public office; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the anti-laundering compliance provisions of the USA PATRIOT Act of 2001, as amended, or any anti-corruption laws or regulations of the jurisdiction of organization or principal activities of the Business; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person (including any representative or employee of any Governmental Entity); or (iv) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, or embargo regulations.

(b)           None of the assets and properties of any Seller or any Seller Subsidiary (i) has been acquired by such Seller or such Seller Subsidiary pursuant to a transaction that has involved directly or indirectly an illegal payment to a representative or employee of any Governmental Entity or (ii) to the Knowledge of Sellers, represents the proceeds of any illegal activity.

Section 4.18           Broker Fees.  No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with any Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, each of which is true and correct on the date hereof, as follows:

Section 5.1             Organization; Authority; Binding Obligation.  Buyer is duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has the requisite authority and power to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action of Buyer.  This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Buyer and each constitutes a valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.2             No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation of (a) the certificate or articles of incorporation, bylaws or similar governing documents of Buyer, or (b) any Law applicable to Buyer or its properties or assets or violate or conflict with, or result in a breach under, or require any consent or approval to be obtained from any Governmental Entity or party to, any contract to which Buyer is subject or is bound except for compliance with and filing under the HSR Act.

Section 5.3             Broker Fees.  No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Buyer.

Section 5.4             Litigation.  There is no Claim pending or, to the knowledge of Buyer, threatened against Buyer or any Buyer Affiliate which seek to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent the Buyer from complying in all material respects with the terms and provisions of this Agreement.

Section 5.5             Available Funds.  Buyer has, and on the Closing Date will have, sufficient funds to purchase the Business Assets and pay the Purchase Price in accordance with the terms hereof, pay all related fees and expenses and effect all other transactions contemplated hereby.

ARTICLE VI
CERTAIN COVENANTS AND UNDERSTANDINGS

Section 6.1             Full Access.  At all reasonable times prior to and including the Closing Date, Sellers shall cause to be afforded to the officers, attorneys, accountants, and other authorized representatives of Buyer all reasonable access during normal business hours to the offices, properties, Books and Records, including all commitments and records Related to the Business, and to the employees of Sellers and the Seller Subsidiaries and their agents and consultants, in order that Buyer may have an opportunity to make such reasonable legal, accounting, business or other review or investigation of the Business as Buyer shall reasonably desire to have made, it being understood that Buyer shall endeavor to conduct any such review in a manner not disruptive to the Business.  On the Closing Date, Sellers shall use commercially reasonable efforts to cooperate with Buyer to allow Buyer and its authorized representatives to perform a review of the physical inventory of the Business in connection with Buyer’s preparation of the Buyer’s Working Capital Statement.

Section 6.2             Preservation of Business; Transfer of Assets.  From and after the date hereof and through the Closing Date, Sellers shall use its reasonable best efforts to (i) cause Sellers to preserve substantially intact the Business, (ii) keep available the services of the employees involved in the Business and (iii) preserve Sellers’ present relationships with persons having significant business relations therewith and shall conduct the Business only in the ordinary course, except as otherwise contemplated hereby or with prior agreement of Buyer (which agreement shall not be unreasonably withheld).  Without limiting the generality of the foregoing, Sellers shall not and shall cause the Seller Subsidiaries to not, without the prior written consent of Buyer, except as specifically required by this Agreement or Schedule 6.2, cause or purposely assist in causing to occur any of the following with respect to the Business from and after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.14:

(a)           capital expenditure or commitment to make a capital expenditure by any Seller or any Seller Subsidiary relating to the Business, either individually or in the aggregate, exceeding $50,000;

(b)           purchase any real property or real property interest to be included as part of the Business Assets;

(c)           sell, transfer, convey, mortgage, lease, grant or permit any lien (other than Permitted Liens) upon any of the Leased Real Property;

(d)           destruction of, damage to or loss of any material assets of the Business (whether or not covered by insurance);

(e)           cease to maintain their Books and Records in a manner consistent with past practices;

(f)            revaluation by any Seller of any of the Business Assets;

(g)           except as set forth on Schedule 6.2(g), make any Contract, license, Lease or commitment (other than purchases of inventory) or any extension or modification of the terms thereof which (A) involves the payment of greater than $50,000 per annum, (B) involves any payment or obligation to any Affiliate of any Seller other than in the ordinary course of the Business consistent with past practices, or (C) involves the sale of material assets (other than sales of inventory in the ordinary course of the Business);

(h)           sell, lease, license or undertake any other disposition of any Business Assets or properties, except in the ordinary course of business consistent with past practices, or create any security interest in such assets or properties other than Permitted Liens;

(i)            materially amend or terminate early any Material Contract or License Agreement;

(j)            except for normal merit, or cost-of-living, or promotional increases to employees in accordance with past practices of any Seller or any Seller Subsidiary, increase the rate of compensation for any employee of the Business or enter or alter any employment, consulting, or managerial services agreement affecting the Business, except in the ordinary course of the Business consistent with past practices; and provided that Sellers shall provide Buyer with reasonable notice following any increase or new agreement permitted by this Section 6.2(j);

(k)           adopt or amend any Employee Benefit Plan affecting employees of the Business, other than amendments (i) that are required by Law or that are not applicable to employees of the Business (provided that any Seller or any Seller Subsidiary shall notify Buyer regarding any such amendments as soon as reasonably practicable), or (ii) which either (A) do not increase the cost, in the aggregate, of all such Employee Benefit Plans to the employer, or (B) have the prior consent of Buyer, which consent shall not be unreasonably withheld;

(l)            hire or offer to hire as an employee, retain or offer to retain as a consultant, or otherwise agree to pay for services rendered or to be rendered other than for the Business any persons who, on or after the date hereof were employees of, or full-time consultants to, the Business, other than persons listed on Schedule 4.8(c)(viii);

(m)          accelerate or delay the sale of the products of the Business, except in the ordinary course of the Business consistent with past practice;

(n)           waive or release any right or claim of the Business in excess of $200,000;

(o)           knowingly violate any Law applicable to the Business;

(p)           fail to pay the accounts payable and other current liabilities of the Business in any manner other than in the ordinary course of business consistent with past practices; or

(q)           negotiate or agree to do any of the things described in the preceding clauses (a) through (p) (other than as contemplated hereby).

Section 6.3             Hart-Scott-Rodino Filing.  Promptly following execution of this Agreement, each of Sellers and Buyer shall file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (together with the FTC, the “Antitrust Authorities”) the notification and report form and any supplemental information requested in connection therewith (the “HSR Filings”) pursuant to the HSR Act, required for the transactions contemplated hereby, with a request for early termination of any applicable waiting period.  Sellers and Buyer shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, any Antitrust Authority and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act.  Each Party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, in no event shall Buyer be obligated to dispose of or hold separate any portion of the Business or any business operations of Buyer.

Section 6.4             Notices and Consents.  Each Party shall, and shall cause its Affiliates to, use its commercially reasonable best efforts to obtain, and to cooperate in obtaining, all Required Consents; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such Required Consent may be required (other than nominal filing or application fees).

Section 6.5             Insurance.  From and after the Closing Date, with respect to any loss, liability, expense, cost or damage relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date for which any Seller would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any Insurance Policies, at the request of Buyer, Sellers will use its commercially reasonable efforts to assert, or to assist Buyer to assert, one or more claims under such Insurance Policies covering such loss, liability, expense, cost or damage.  Sellers shall be solely responsible for maintaining insurance policies insuring goods owned by Sellers that constitute Goods-In-Transit until title passes to Buyer in accordance with Section 6.12(e); provided that such insurance policies shall only be required to cover the replacement cost for such goods.

Section 6.6             Transfer of Employees.  Schedule 6.6 lists (i) those overseas employees of Seller or a Seller Subsidiary (the “Overseas Business Employees”) and (ii) U.S employees of Seller or a Seller Subsidiary (the “U.S. Business Employees”, and together with the Overseas Business Employees, the “Business Employees”) to whom Buyer shall offer or cause a Buyer Affiliate to offer employment and whose employment with Buyer shall commence on the day next following the Closing Date (such commencement day shall be referred to as the “Effective Date”).  Buyer or Buyer Affiliate shall offer employment to Business Employees at the base wages and salaries and with the benefits in effect on the Closing Date with respect to such Business Employees, and such offer shall with respect to all Business Employees create a successor employer (as that term is commonly understood in acquisition/divestiture transactions) relationship.  Prior to Closing, and as reasonably requested by Sellers, Buyer shall provide Overseas Business Employees applicable notices and/or written offers of employment permitted under applicable Law to avoid any requirement that such Overseas Business Employees are entitled to any severance, termination, change of control, or similar payment under applicable Laws as a result of the transfers contemplated by this Section 6.6; provided, however, that Buyer shall have no obligation to Sellers with respect to any severance, termination, change of control, or similar payment unless such obligation arose exclusively as a result of Buyer’s failure to provide any required notice after timely request from Sellers was provided to Buyer in connection therewith.  As a condition to Buyer’s obligations in the preceding sentence, prior to the Closing, Sellers shall timely deliver to Buyer a statement of any changes since September 30, 2010 to the base wages or salary and benefits of the Overseas Business Employees.

Section 6.7             Letters of Credit.  With respect to any outstanding letters of credit which have been issued by any Seller or any Seller Subsidiary on behalf of the Business in connection with the issuance of bona fide purchase orders for goods of the Business, from and after the Closing Date Buyer will provide such Seller and the issuing bank of such letters of credit with an undertaking (in form and substance satisfactory to such Seller and such issuing bank), pursuant to which Buyer will reimburse such Seller, any Seller Subsidiary, and the issuing bank for any obligations (including, without limitation, all principal, penalties, interest, charges, premiums and similar expenses in connection with such letters of credit) of the Business or of such Seller or of any Seller Subsidiary arising under such letters of credit.

Section 6.8             Transition.  Neither any Seller nor any Seller Subsidiary will take any action that such entity knows is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it has prior to the Closing.

Section 6.9             Tax Matters.

(a)           Adjustment to Purchase Price.  Any payment by Buyer or Sellers made pursuant to Section 8.1 or 8.2 will be an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) causes any such payment not to constitute an adjustment to the Purchase Price for United States federal Income Tax purposes.

(b)           Transfer Taxes.  Sellers shall timely file all required sales, transfer or use Tax Returns and make all payments of sales, transfer or use Taxes that arise from the sale of the Business.  Sellers shall provide Buyer with copies of such Tax Returns for review prior to the filing of such transfer tax returns, and Buyer shall provide to Sellers any applicable exemption certificates reasonably requested by Sellers to qualify for exemption from such Taxes.  Upon receipt of evidence by Buyer of payment by Sellers of any such sales, transfer or use Taxes, Buyer shall reimburse Sellers 50% of such Taxes, up to a maximum of $1,500 of such Taxes.

(c)           Assistance and Cooperation.  After the Closing Date, each of Sellers and Buyer shall:

(i)            make available to the other and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes of the Business; and

(ii)           in the case of each Seller, after Closing, maintain or cause to be maintained (in accordance with Section 6.11), any Tax Returns, tax records and similar items relating to taxable periods or portions thereof ending on or before the Closing Date for a reasonable period and not dispose of such items unless Buyer has been provided a reasonable opportunity to copy such items.

(d)           Allocation of Purchase Price.  The total consideration for the acquisition contemplated by this Agreement shall be allocated among the Business Assets purchased by Buyer in a manner required by applicable Tax laws and agreed by Buyer and Sellers and as set forth in Internal Revenue Form 8594 or in such other writing to be executed by Buyer and Sellers after the Closing Date (the “Allocation Schedule”).  The Allocation Schedule shall be binding on the Parties for all purposes, and Buyer and Sellers shall use the asset values consistent with such Allocation Schedule for purposes of all Tax Returns.

(e)           Section 754 Election.  As of the Closing Date, the current taxable year of Patch Licensing LLC shall close (“Short Taxable Year”) and the business of Patch Licensing LLC shall continue in accordance with Treasury Regulation Section 1.708-1(b)(4). PAC shall cause Patch Licensing LLC to make an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the assets of Patch Licensing LLC as provided in Section 743 of the Code if such election is not currently in effect on its federal partnership income tax return (Form 1065) for its Short Taxable Year.

Section 6.10           Apportionment.  Buyer and Sellers agree that as of 11:59 p.m. (ET) on the day prior to the Closing Date, the following items shall be apportioned between Buyer and Sellers:  rents, Taxes, sewer charges, and other items related to the Business Assets that are customarily apportioned in the applicable jurisdictions.

Section 6.11           Books and Records; Personnel.

(a)           Neither Buyer nor Sellers nor their respective subsidiaries shall within seven years after the Closing Date or, with respect to tax records within the later of seven years after the Closing Date or six years of the applicable statute of limitations as extended, dispose of or destroy any business records or files of Sellers or Seller Subsidiaries Related to the Business for periods prior to the Closing Date, without first offering to turn over possession thereof to the other Party by written notice at least 30 days prior to the proposed dates of such disposition or destruction.

(b)           From and after the Closing Date, to the extent reasonably required by a Party in connection with the preparation of Tax Returns or other legitimate purposes specified in writing, each Party shall (subject to applicable contractual and privacy obligations) allow the other Party and its agents access to all business records and files (other than those containing competitively sensitive or privileged information) of Sellers or Seller Subsidiaries Related to the Business, which relate to periods prior to the Closing Date, upon reasonable advance notice during normal working hours, and each Party shall (subject to applicable contractual and privacy obligations) have the right, at its own expense, to make copies of any such records and files, provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business.

(c)           From and after the Closing Date, each Party shall make available to the other Party upon written request at the requesting Party’s expense:  (a) personnel to assist locating and obtaining records and files for periods prior to Closing Date; and (b) personnel whose assistance or participation is reasonably required in anticipation of, preparation for, or the prosecution or defense of existing or future claims or Actions, Tax Returns or other matters in which the Parties don’t have any adverse interest.

(d)           Any confidential, proprietary or trade secret information provided under this Section 6.11 may not be disclosed to any third party without the prior consent of the Party initially providing such information.  This obligation of confidentiality shall cease to apply to information that is or enters into, the public domain through no breach hereof by the Party receiving such information, or is required to be disclosed as a matter of law (provided that the Party receiving such information shall give prior notice to the other Party of such requirement and the right to participate in any proceeding regarding such disclosure, and provided further that the Party receiving such information has sought to obtain all available confidentiality protection for such information when disclosed).

Section 6.12           Non-Transferability.

(a)           To the extent that any Business Asset is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any third person (including a Governmental Entity), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof (each, a “Non-Transferred Business Asset”).  The Parties acknowledge that Goods-In-Transit on the Closing Date shall not be deemed Business Assets as of such date and will be treated in accordance with Section 6.12(e) below.

(b)           Notwithstanding anything in this Agreement to the contrary, with respect to any Non-Transferred Business Assets, neither any Seller nor any Seller Subsidiary shall be obligated to sell, assign, transfer, deliver or sublease to Buyer or any Buyer Affiliate (and neither Buyer nor any Buyer Affiliate shall be required to accept) such Non-Transferred Business Asset without first having obtained all necessary consents and waivers with respect to such Non-Transferred Business Asset.  Sellers shall use all reasonable commercial efforts, and Buyer shall cooperate with Sellers, to obtain said consents and waivers and to resolve the impediments to the sale, assignment, transfer, delivery or subleases required by this Agreement and to obtain any other consents and waivers as necessary to convey to Buyer or the Buyer Affiliate any of the Non-Transferred Business Assets.

(c)           To the extent that such consents and waivers are not obtained by Sellers, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Sellers shall use all reasonable commercial efforts, with the costs of Sellers related thereto to be promptly reimbursed by Buyer, to (a) provide, at the request of Buyer, to Buyer the benefits of any Non-Transferred Business Asset, to the extent Related to the Business, (b) cooperate in any reasonable and lawful arrangement designated to provide such benefits to Buyer, and (c) enforce, at the request of and for the account of Buyer, any rights of Sellers arising from any Non-Transferred Business Asset against any third person (including a Governmental Entity), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.  Buyer shall not be required by this Section 6.12 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any benefits or profits arising out of the Non-Transferred Business Asset in question.

(d)           To the extent that Buyer is provided the benefits of any Non-Transferred Business Asset (whether from Sellers or otherwise), Buyer shall perform at the direction of Sellers and for the benefit of any third person (including a Governmental Entity), the obligations of Sellers thereunder or in connection therewith.

(e)           With respect to all Goods-In-Transit that are imported into the U.S. or Canada by a Seller or a Seller Subsidiary, Buyer shall, upon presentation by OXM of all customary paperwork and delivery to Buyer’s designated location in the U.S. or Canada, promptly pay to OXM (i) the Sellers’ actual cost attributable to such Goods-In-Transit with respect to FOB costs, broker costs, third party agent costs, freight forwarding costs, freight (including land, sea and air, if applicable), taxes, duties and any other out-of-pocket costs, and (ii) an additional amount equal to six percent (6%) of the FOB cost as commission for services provided by OPIL if OPIL provides sourcing and/or administrative services.  With respect to all Goods-In-Transit for which a customer of the Business (or a customer’s freight forwarder) takes possession at a U.S. or Canadian port of destination or foreign port of departure, Buyer shall immediately prior to delivery of such Goods-In-Transit to such customer (or freight forwarder, as the case may be) take title to such Goods-In-Transit, and upon presentation by OXM or a Seller Subsidiary of all customary paperwork, promptly thereafter pay to OXM (i) the Sellers’ actual cost attributable to such Goods-In-Transit with respect to FOB costs, broker costs, third party agent costs, freight forwarding costs, freight (including land, sea and air, if applicable), taxes, duties, if any, and any other out-of-pocket costs, and (ii) an additional amount equal to six percent (6%) of the FOB cost as commission for services provided by OPIL if OPIL provides sourcing and/or administrative services.  Following the Closing, Buyer will provide Sellers with reasonable assistance, through Buyer’s office staff located in Hong Kong, consistent with the practices and procedures of the Business prior to the Closing Date, including, without limitation, such assistance referenced in the Services Agreement.  For purposes of clarity, neither Sellers nor any Seller Subsidiary shall be liable for any Losses relating to or arising from any non-conformity or any action or inaction by any third party or Buyer or any of its Affiliates related to any Goods-In-Transit, including without limitation, late delivery or non-delivery, and no Seller or any Seller Subsidiary makes any representation or warranty, whether express or implied, with respect to any Goods-In-Transit.

Section 6.13           Post-Closing Covenants.

(a)           In case, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreements to which a Party is a party, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).

(b)           From and after the Closing and for a period of not less than one (1) year following the Closing Date, Buyer shall provide to OXM and its Affiliates, upon request, quality control, reprocessing and related services in Lyons, Georgia with respect to goods owned by OXM or its Affiliates.  Unless otherwise agreed to by the Parties, such services shall be performed by Buyer at a quality level and in a manner that are substantially the same as the quality level and manner in which such services were generally performed on behalf of the Excluded Business prior to the Closing Date; provided, however, that OXM agrees that the volume of such services requested by OXM and/or its Affiliates shall generally not be greater than those services performed on behalf of the Excluded Business prior to the Closing Date.  At the end of each month during which OXM and/or its Affiliates request such services in accordance with the foregoing, Buyer shall bill OXM fees of $15 per man-hour for those services provided during the preceding month.  Following the one (1) year anniversary of the Closing Date, Buyer may discontinue any of the services required to be provided by Buyer pursuant to this Section 6.13(b) by providing at least 60 days’ prior written notice to OXM.

Section 6.14           Notice to Third Parties.  After the Closing, at the reasonable request of Buyer, Sellers and Buyer shall send a jointly executed letter to those persons and entities as Buyer may reasonably request notifying such persons or entities of the consummation of the transactions contemplated by this Agreement.

Section 6.15           Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, except as may be required by Law or stock exchange regulations.  Neither Buyer nor Sellers shall issue or make any subsequent press release or other public statement with respect to the transactions contemplated hereby without the prior written approval of the other Party, except as may be required by Law or stock exchange regulations.

Section 6.16           Further Assurances.  Each Party shall, from time to time on being reasonably requested to do so by the other Party, now or at any time in the future, take all commercially reasonable actions necessary to do or procure the doing of all such acts and/or execute or procure the execution of all such documents, at the sole cost and expense of the requesting Party, in a form reasonably satisfactory to the other Party as the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies upon such other Party in this Agreement and the Ancillary Agreements.

Section 6.17           Receivables.  Notwithstanding Section 2.5 and subject to the next sentence, from and after the Closing, (a) to the extent that any cash or other property is collected, received or recovered, directly or indirectly (including, without limitation, from direct payment from a third party or deduction or offset of amounts that otherwise would be paid to a third party by Buyer or any of its Affiliates), by Buyer or any of its Affiliates with respect to receivables included in the Excluded Assets or otherwise to which Sellers are entitled, Buyer shall, within five (5) Business Days following any such collection, receipt or recovery, deliver to Sellers the full amount of such receivables so collected, received or recovered, and (b) to the extent that any cash or other property is collected, received or recovered, directly or indirectly (including, without limitation, from direct payment from a third party or deduction or offset of amounts that otherwise would be paid to a third party by Sellers or any of its Affiliates), by Sellers or any of its Affiliates constituting Business Assets or receivables originated by Buyer, Sellers shall, within five (5) Business Days following any such collection, receipt or recovery, deliver to Buyer the full amount of such receivables so collected, received or recovered.  Each Party shall reasonably cooperate with the other Party in attempts to collect their respective receivables, and

Sellers and Buyer shall maintain open communication with respect to the collection of receivables from account debtors of Buyer and/or Seller.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1             Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by Buyer as of the Closing) of the following conditions:

(a)           no Material Adverse Effect shall have occurred and be continuing;

(b)           there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreements;

(c)           (i) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, (ii) Sellers and the Seller Subsidiaries shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and (iii) Sellers and the Seller Subsidiaries shall have delivered to Buyer a certificate dated the Closing Date and signed by Sellers confirming the foregoing;

(d)           Sellers and the Seller Subsidiaries, as applicable, shall have executed and delivered to Buyer the agreements, instruments and certificates provided for in Section 3.2;

(e)           all of the Required Consents shall have been obtained without any amendments to any of the License Agreements, other than any amendments consented to by Buyer;

(f)            the waiting period under the HSR Act shall have expired or been terminated;

(g)           the Liens under the Loan Documents and the Note Documents shall have been released contemporaneously with the Closing;

(h)           any mechanics’, carriers’, workmen’s, repairmen’s or other like Liens on the Business Property shall have been satisfied or Seller shall have provided an indemnity or bond in a dollar amount sufficient to cover the face amount of such Liens; and

(i)            all actions to be taken by Sellers and the Seller Subsidiaries in connection with consummation of the transactions as specified by this Agreement and the Ancillary Agreements and all certificates, opinions, instruments, and other documents required to be delivered by Sellers pursuant to this Agreement will have been delivered.

Section 7.2             Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction (or waiver by Sellers as of the Closing) of the following conditions:

(a)           (i) the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and (iii) Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing;

(b)           there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreements;

(c)           Buyer shall have delivered to Sellers the agreements, instruments and certificates provided for in Section 3.3;

(d)           the waiting period under the HSR Act shall have expired or been terminated; and

(e)           all actions to be taken by Buyer in connection with consummation of the transactions as specified by this Agreement and the Ancillary Agreements and all certificates, opinions, instruments, and other documents required to be delivered by Buyer pursuant to this Agreement will have been delivered.

ARTICLE VIII
INDEMNIFICATION

Section 8.1             Indemnification of Sellers.  Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless Sellers, the Seller Subsidiaries and their respective officers, directors, Affiliates, attorneys and representatives (collectively, the “Seller Indemnified Parties”), from, against, for, and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from:

(a)           any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(b)           the Assumed Liabilities; or

(c)           any claims against a Seller Indemnified Party arising from or relating to the operations of the Business from and after the Closing Date, including without limitation, liabilities relating to Business Assets arising from and after the Closing Date with respect to events occurring from and after the Closing Date.

Section 8.2             Indemnification of Buyer by Sellers.  Each Seller shall, jointly and severally, from and after the Closing, defend, indemnify, and hold harmless Buyer and its officers, directors, stockholders, Affiliates, subsidiaries, attorneys and representatives (collectively, “Buyer Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from:

(a)           any breach of any representation or warranty of Sellers and the Seller Subsidiaries contained in this Agreement;

(b)           any breach of any covenant or agreement of Sellers and the Seller Subsidiaries contained in this Agreement;

(c)           the Retained Liabilities;

(d)           To the extent not reflected as a liability in the Final Business Working Capital, Losses arising from:

(i)            third-party claims arising under any Contract or License Agreement as a result of alleged breaches thereunder by Sellers prior to the Closing Date;

(ii)           liabilities and obligations of Sellers arising from any licensor audits with respect to any pre-Closing periods; or

(e)           liabilities or obligations of Sellers arising from or in connection with the LLC Interest for all periods prior to the Closing Date.

Section 8.3             Procedure.  Any Party seeking indemnification pursuant to this Agreement (the “Indemnified Party”) shall promptly give the Party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party’s right to indemnification hereunder except, and only to the extent that the Indemnifying Party is prejudiced by such failure.

Section 8.4             Settlement of Third Party Claims.  In connection with any indemnification claim arising out of a claim or legal proceeding (a “Third Party Claim”) by a person or entity who is not a Party, the Indemnifying Party shall be entitled to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense.  The Indemnifying Party shall be entitled to agree to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, provided, however, that the Indemnified Party shall have the right to consult as to the conduct of any such settlement or stipulation, including, without limitation, the strategy to be employed and the amounts and nature of any settlement or the terms of any stipulation, including consent thereto, which consent shall not be unreasonably withheld or delayed by the Indemnified Party; provided, further, that no such consent shall be required from the Indemnified Party if (A) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed and are otherwise indemnifiable pursuant to this Article VIII), (B) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party, and (C) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business or otherwise materially adversely affect its business, including, without limitation, use of any of the Intellectual Property.

Section 8.5             Limitations on Indemnification.

(a)           Notwithstanding anything in this Agreement to the contrary (and except as otherwise set forth in this Section 8.5(a)), no Buyer Indemnified Party will be entitled to assert any claim for indemnification under Section 8.2(a) unless the amount of such Loss by the Buyer Indemnified Party exceeds an amount equal to $675,000 (the “Threshold”) in the aggregate, in which event the Buyer Indemnified Party may only claim indemnification for such Loss pursuant to Section 8.2(a) exceeding the Threshold and the maximum aggregate of the Losses payable by Seller pursuant to Section 8.2(a) shall be limited to an amount equal to $40,000,000 (the “Cap”); provided, however, that (i) any claim for Losses asserted by the Buyer Indemnified Party for breach of the representations and warranties set forth in Sections 4.4, 4.5, 4.11, 4.15 and 4.17, and any claims under Sections 8.2(b), 8.2(c), 8.2(d) and 8.2(e) shall not be subject to the Threshold or the Cap and (ii) any claims for Losses asserted by the Buyer Indemnified Party for breach of the representation and warranty set forth in Section 4.8 shall not be subject to the Cap.  Notwithstanding anything to the contrary in this Agreement, the liability of Seller to the Buyer Indemnified Parties pursuant to this Article VIII for Losses shall be considered in the aggregate and shall be determined on a cumulative basis so that the Losses of any Buyer Indemnified Party under this Article VIII shall be combined with all other Losses of the Buyer Indemnified Parties under this Article VIII for purposes of determining limitations of liability, including the Cap.

(b)           Notwithstanding anything in this Agreement to the contrary, the amount of Losses otherwise payable to an Indemnified Party pursuant to this Article VIII shall be net of any insurance proceeds actually received by Indemnified Parties resulting from such Losses under insurance policies maintained by Sellers or a Seller Subsidiary prior to the Closing. No liability shall attach to an Indemnifying Party in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies made after the Closing Date or a change in interpretation of applicable Law as determined by a court or pursuant to an administrative rule-making decision.

Section 8.6             Survival of Representations, Warranties and Agreements.  All representations and warranties and statements made by Buyer and Sellers in this Agreement and the Ancillary Agreements, or in any document or certificate delivered pursuant hereto or thereto shall survive the Closing Date for a period of twenty-one (21) months from the Closing Date, except that the representations and warranties made in Section 4.1 (Organization, Authority, Binding Obligation of Seller), Section 4.4 (Compliance), Section 4.5 (Title to Assets), and Section 4.11(c) (Employee Benefit Plans) shall survive and remain in effect for the period of the applicable statute of limitations, and Section 4.15 (Tax Matters) shall survive and remain in effect for the period of the applicable statute of limitations plus 30 days.  Without limiting the foregoing, (a) no Buyer Indemnified Party shall be entitled to assert any claim for indemnification pursuant to Section 8.2(a) following the twenty-one (21) month anniversary of the Closing Date; provided that with respect to a claim for indemnification pursuant to Section 8.2(a) with respect to the representations in Section 4.1 (Organization, Authority, Binding Obligation of Seller), Section 4.4 (Compliance), Section 4.5 (Title to Assets), and Section 4.11(c) (Employee Benefit Plans), no Buyer Indemnified Party shall be entitled to assert any claim for indemnification following the expiration of the applicable statute of limitations, and with respect to the representations in Section 4.15 (Tax Matters), no Buyer Indemnified Party shall be entitled to assert any claim for indemnification following the expiration of the applicable statute of limitations plus 30 days, and (b) no Buyer Indemnified Party shall be entitled to assert any claim for indemnification pursuant to Section 8.2(b), (c), (d) or (e) following the thirty (30) month anniversary of the Closing Date.

Section 8.7             Definition of Losses.  For purposes of this Article VIII, “Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses and other payments suffered or incurred, all reasonable costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to this Article VIII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.  Notwithstanding anything in this Agreement to the contrary, no special, indirect, consequential or punitive damages or losses of any kind (including but not limited to loss of profits, loss of revenue, loss of use, loss of production, costs of capital or costs connected with the interruption of operation), regardless of the legal theory on which the claim is based, shall be recoverable under this Agreement or deemed Losses; provided, however, that the preceding clause shall not be deemed to limit or restrict Buyer’s ability to bring a claim against Seller for any breach or inaccuracy in any of the representations, warranties or covenants of Seller contained in this Agreement that results in any material diminution in the value of the Business taken as a whole.

Section 8.8             Sole Remedy.  If the Closing shall occur, the indemnification provided for in Section 8.2 shall be the sole and exclusive remedy of the Buyer Indemnified Parties, and the indemnification provided for in Section 8.1 shall be the sole and exclusive remedy of the Seller Indemnified Parties, in each such case whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Fees and Expenses.  Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation and performance of the transactions contemplated hereby.

Section 9.2             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by overnight courier, or certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to Buyer:		With a copy to:

LF USA INC.		Salans LLP
1359 Broadway, 21st Floor		Rockefeller Center
New York, NY 10018		620 Fifth Avenue
Attn: Richard N. Darling		New York, New York 10020
Facsimile: (646) 366-0164		Attn: Robert K. Smits, Esq.
Facsimile: (212) 632-5555

If to Seller:		With a copy to:

Oxford Industries, Inc.		King & Spalding LLP
222 Piedmont Avenue, N.E.		1180 Peachtree Street
Atlanta, GA 30308-3391		Atlanta, GA 30309
Attn: General Counsel	Attn:	Russell B. Richards, Esq.
Rahul Patel, Esq.

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representatives.  The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

Section 9.3             Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of New York, and the Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in New York, New York for resolution of any disputes hereunder; provided, however, that with respect to disagreements relating to the Final Business Working Capital, such disagreements shall be finally settled as provided in Section 2.4.

Section 9.4             Waiver of Jury Trial.  Each Party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, counterclaim, demand, action, or cause of action (a) arising under this Agreement or any Ancillary Agreement, or (b) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each Party to this Agreement hereby agrees and consents that any such claim, counterclaim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

Section 9.5             Entire Agreement.  This Agreement, including the Seller Disclosure Schedules and Exhibits hereto, and the Ancillary Agreements are intended to embody the complete, final and exclusive agreement among the Parties with respect to the purchase of the Business Assets and the related transactions and are intended to supersede all previous negotiations, commitments, writings, agreements and representations, written or oral, with respect thereto and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written or oral.

Section 9.6             Exclusive Representations and Warranties.  Notwithstanding anything contained in Article IV or Article V or any other provision of this Agreement, it is the explicit intent of each Party, and each Party acknowledges and agrees, that neither Sellers nor Buyer makes any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in Article IV, in the case of Sellers, and Article V, in the case of Buyer.

Section 9.7             Assignability; Binding Effect.  This Agreement may not be assigned by Sellers without the prior written consent of Buyer.  Buyer may, in its discretion, transfer and assign this Agreement to an affiliate, subsidiary or to a successor of Buyer by merger or sale of assets; provided, however, that such assignee has the financial capacity to perform all of its obligations under this Agreement and the Ancillary Agreements, and provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder.  This Agreement and the Ancillary Agreements and the respective rights, covenants, conditions and obligations of the Parties and any instrument or agreement executed pursuant hereto and thereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 9.8             Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance; provided, however, that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party, such waiver or consent shall be given in writing.

Section 9.9             Severability.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law.

Section 9.10           Third-Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any persons other than the Parties, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provisions give any third person any right of subrogations over or action against any Party.

Section 9.11           Certain Interpretative Matters.  The language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for or against any of the Parties.  There shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.  Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.

Section 9.12           Incorporation of Exhibits and Schedules.  The Exhibits and the Seller Disclosure Schedules are incorporated herein by reference and made a part hereof.

Section 9.13           Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall taken together constitute one and the same document.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each Party.  Delivery of a facsimile version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

Section 9.14           Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (a) by mutual written consent of OXM and Buyer, (b) by Buyer if the Closing has not occurred prior to January 31, 2011, provided that Buyer is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, or (c) by Seller if the Closing has not occurred prior to February 15, 2011, provided that Sellers are not in breach of any of their representations, warranties, covenants or agreements contained in this Agreement.  If this Agreement is terminated in accordance with the preceding sentence, no Party shall have any liability to any other Party; provided, however, if such failure to close the transactions contemplated hereby is due to the inability to satisfy the conditions set forth in Section 7.1(c), 7.1(d), 7.2(a) or 7.2(c) because of the intentional breach of a representation or covenant, the breaching Party will be liable for damages incurred by the non-breaching Party as a result of such breach.

Section 9.15           Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.16           Bulk Sales Laws.  Each of the Parties waives compliance with the “bulk sale,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

BUYER:		SELLERS:

LF USA INC.		OXFORD INDUSTRIES, INC.

By:	/s/ Richard N. Darling	By:	/s/ Thomas C. Chubb III
	Name: Richard N. Darling		Name: Thomas C. Chubb III
	Title: President		Title: President

PIEDMONT APPAREL CORP.

		By:	/s/ Thomas C. Chubb III
Name: Thomas C. Chubb III
Title: Vice President

OXFORD PRODUCTS (INTERNATIONAL) LIMITED

		By:	/s/ Thomas C. Chubb III
Name: Thomas C. Chubb III
Title: Director

TOMMY BAHAMA INTERNATIONAL, PTE. LTD.

		By:	/s/ Thomas C. Chubb III
Name: Thomas C. Chubb III
Title: Director

[SIGNATURE PAGE TO THE PURCHASE AGREEMENT]